As filed with the Securities and Exchange Commission on February 11, 2008

Registration No. 333-148957

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDIAG3, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Jurisdiction of Incorporation or Organization)	7380 (Primary Standard Industrial Classification Code Number)	14-1963980 (I.R.S. Employer Identification Number)

One Almaden Boulevard

Suite 310

San Jose, California 95113

(408) 260-5000

(Address, including zip code, and telephone number, including area code,

of the registrant’s principal executive offices)

Mr. William Yuan

Chief Executive Officer

MediaG3, Inc.

One Almaden Boulevard

Suite 310

San Jose, California 95113

(408) 260-5000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copy to:

Cathryn S. Gawne, Esq.

Kalei Kelly, Esq.

Hopkins & Carley, A Law Corporation

70 S. First Street

San Jose, California 95113

(408) 286-9800

(408) 938-6281 (facsimile)

Approximate date of proposed sale to the public: As soon as practical after the date of this registration statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $0.001 par value	5,357,003 shares	$3.00	$16,071,009	$631.59

(1)

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)

Pursuant to Rule 457(p), the registration fee has been offset by the registration fee of $6,420.00 paid by the registrant upon the filing of that certain registration statement on Form SB-2 (File No. 333-140640), filed with the Commission on February 13, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, January 30, 2008

5,357,003 Shares

Common Stock

__________________________________________________

This prospectus relates to the resale of up to 5,357,003 shares of the common stock of MediaG3, Inc., a Delaware corporation by certain selling stockholders.  We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholders.  We will bear all costs associated with this registration.

The shares may be offered from time to time by the selling stockholders, their pledgees and/or their donees, at a fixed price of $3.00 per share, after the effective date of this registration statement. Once trading has commenced on the Over-the-Counter Bulletin Board ("OTCBB"), the shares may be offered by such persons through ordinary brokerage transactions at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders will not be selling until the shares are trading on the OTCBB.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 5.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY

3

RISK FACTORS

5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

11

USE OF PROCEEDS

12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

13

SELECTED CONSOLIDATED FINANCIAL DATA

14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

20

BUSINESS

31

MANAGEMENT

37

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

38

PRINCIPAL STOCKHOLDERS

39

SELLING STOCKHOLDERS

41

DESCRIPTION OF CAPITAL STOCK

42

SHARES ELIGIBLE FOR FUTURE SALE

43

PLAN OF DISTRIBUTION

44

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

45

LEGAL MATTERS

45

EXPERTS

45

WHERE YOU CAN FIND ADDITIONAL INFORMATION

45

INDEX TO FINANCIAL STATEMENTS

46

PROSPECTUS SUMMARY

This summary highlights information described more fully elsewhere in this prospectus. You should read the entire prospectus carefully. In this prospectus, “MediaG3,” the “Company,” “we,” “us” and “our” refer to MediaG3, Inc., a Delaware corporation, and its wholly-owned subsidiaries. All trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

The Company

We are an early stage company whose principal business objective is to deliver effective online and wireless interactive rich-media services and products. Our rich-media digital communication solution is designed to address and solve issues with the delivery and viewing of rich-media messages via either online or wireless devices in current bandwidth and services. We were formed in December 2005, and have two wholly-owned subsidiaries, both headquartered in China, Shanghai Oriental Media Communications, Limited (“Oriental Media”) and Shanghai Little Sheep Children’s Product Development Limited (“Little Sheep”).

Oriental Media is principally engaged in the design, development and maintenance of websites, network advertisements, database management and network consulting. Little Sheep is principally engaged in the design, sales and distribution of children’s wear in the People’s Republic of China. In December of 2005, we acquired Little Sheep and Oriental Media.

Our principal executive offices are located at One Almaden Boulevard, Suite 310, San Jose, California 95113, and our telephone number is (408) 260-5000. The address of our website is www.MediaG3.com. Information on our website is not part of this prospectus.

The Offering

Common stock offered:	Up to 5,357,003 shares of common stock, $.001 par value, to be offered for resale by the selling stockholders.
Common stock to be outstanding after this offering:	19,534,270 shares.
Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. See “Use of Proceeds”.
Risk factors:	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.
Termination:	The offering will end on the earlier of (a) January 31, 2010, or (b) the date that all of the shares of common stock offered are sold.

3

Summary Consolidated Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The financial data for 2005 is comprised of the financial condition and results of operations for only Oriental Media for the period from January 1, 2005 to December 28, 2005. Oriental Media is one of the businesses that we acquired, along with Little Sheep, on December 28, 2005, and is deemed our predecessor entity. The results of operations for the period from December 28, 2005 to December 31, 2005 is comprised of the results of operations of our parent company, MediaG3, as well as our subsidiaries, Oriental Media and Little Sheep.

	Year ended December 31,		Nine months ended September 30, (unaudited)

	2005	2006	2006	2007

Consolidated statement of operations data:

Net sales	$33,634	$298,995	$441,311	$510,135
Cost of sales	4,926	267,982	332,641	282,436
Total operating expenses	115,389	835,894	1,568,983	629,736
Net loss	(113,305)	(857,444)	(1,632,321)	(439,761)
Translation loss	(6,029)	(6,340)	(17,062)	(683)
Comprehensive loss	(119,334)	(863,784)	(1,649,383)	(440,444)
Net loss per share - basic and diluted	$0.00	$(0.08)	$(0.15)	$(0.04)

		September 30,
	December 31,	2007
	2006	(unaudited)

Consolidated balance sheet data:

Total assets	$593,191	$496,502
Working capital (deficit)	(1,086,304)	(2,476,102)
Long-term liabilities	-	-
Total shareholders' deficit	$(711,161)	$(2,211,457)

Restatement

In June 2007, in response to a comment raised by the staff of the Securities and Exchange Commission, our Board of Directors and management concluded that our Consolidated Balance Sheet as of December 31, 2005 should be restated. This restatement reversed the recording of the acquisition of Oriental Media using the purchase method of accounting. Because this acquisition is between entities with common ownership, the acquisition was recorded at historical carrying values of assets and liabilities acquired (predecessor basis). This restatement reversed the goodwill which had been included in the previously filed consolidated financial statements.

4

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making any investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you might lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are also subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Special Note Regarding Forward-Looking Statements.”

Risk Factors Related to Our Business

We are an early stage company and have a limited operating history on which to evaluate our potential for future success.

Although the companies that we have acquired have from two to three years of operating history, our parent company, MediaG3, was formed in December 2005, and to date has only two full years of operations. Therefore, we have only a limited operating history upon which you can evaluate our business and prospects. In addition, we are currently refining our services and products for commercial sale, and we expect that our new products, mg3 studio™ and mg3 mobile™, will not be available until early 2008.  Also, there can be no assurance that we will derive significant revenues from either of these products.

We are an early stage company. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets such as competing technologies, lack of customer acceptance of a new or improved service or product and obsolescence of the technology before it can be fully commercialized. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

Doubts exist about our ability to continue as a going concern.

Our auditors have modified their report on our December 31, 2006 consolidated financial statements to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. These concerns arise because of our operating losses and need to raise additional capital.

These conditions give rise to substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities as well as our ability to raise additional capital.

If we do not obtain additional capital, we may be unable to sustain our business.

Our operating plans for 2008 are focused on the development and marketing of our product applications for online and wireless marketing communications. We estimate that approximately $20 million will be required to support this plan for the next 12 months. Since our inception in 2005, we have not received any funds from the issuance of common stock, but we have received from time to time advances and funds in the form of convertible debt from our Chief Executive Officer and other parties.   In August 2007, we borrowed $220,000 from a bank under a line of credit with a limit of $300,000; such loan was repaid in full on December 15, 2007.  We are actively seeking additional funding, but to date have not entered into any agreements or other arrangements for such additional financing. There can be no assurance that the required additional financing will be available on terms favorable to us or at all.

If adequate funds are not available or are not available on acceptable terms when required, we may be required to significantly curtail our operations or may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. These circumstances could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity or convertible debt securities, our then existing shareholders may experience substantial dilution, and such securities may have rights, preferences and privileges senior to those of our common stock.

5

Our business revenue generation model is unproven and could fail.

Our revenue model is new and evolving, and we cannot be certain that it will be successful. Our ability to generate revenue will depend, among other things, on our ability to provide effective online and wireless rich-media services and products to our customers. Our success will be largely dependent upon our ability to educate potential customers about the features and benefits of rich-media e-mail technology and applications. We cannot assure you that our business model will be successful or that we can sustain revenue growth or achieve or sustain profitability.

Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

We have a very limited operating history. We cannot forecast with any degree of certainty the amount of revenue to be generated by any of our products or services. In addition, we cannot predict the consistency of our quarterly operating results. Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

•

our ability to attract new and repeat customers;

•

our ability to keep current with the evolving requirements of our target markets;

•

our ability to protect our proprietary technology;

•

the ability of our competitors to offer new or enhanced products or services; and

•

unanticipated delays or cost increases with respect to research and development.

Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations will not be good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

If we are not able to compete effectively in the highly competitive interactive rich-media marketing and communications industry, we may be forced to reduce or cease operations.

Our ability to compete effectively with our competitors depends on the following factors, among others:

•

the performance of our products, services and technology in a manner that meets customer expectations;

•

our ability to price our services and products at a price point that is competitive with similar or comparable services and products offered by our competitors while still providing us with an acceptable gross margin;

•

general conditions in the interactive marketing, communications and wireless industries;

•

the success of our efforts to develop, improve and satisfactorily address any issues relating to our technology;

•

our ability to compete effectively with companies that have substantially greater market presence and financial, technical, marketing and other resources than us, including advertising agencies and print and broadcast media companies; and

•

our ability to adapt to the consolidation of our competitors or the entry into the market of new competitors.

6

The loss of the services of our Chief Executive Officer would adversely affect our business.

Our future success depends to a significant degree on the skills, experience and efforts of William Yuan, our Chief Executive Officer. We currently do not maintain key person insurance on Mr. Yuan. The loss of his services would be detrimental to our research and development, marketing and sales programs, as well as to our overall business and financial condition.

Failure to attract and retain personnel could have an adverse impact on our operations.

Our future success depends on our ability to identify, attract, hire, retain and motivate other well-qualified managerial, technical, sales and marketing personnel. There is intense competition for these individuals, and there can be no assurance that these professionals will be available in the market or that we will be able to meet their compensation requirements.

Legislative and regulatory actions and potential new accounting pronouncements, including Section 404 of the Sarbanes-Oxley Act of 2002, are likely to impact our future financial condition and results of operations.

There have been certain regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory changes, which will have an impact on our future financial condition and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives will increase our general and administrative costs, as we will incur increased legal and accounting fees to comply with such rule changes. In addition, proposed initiatives are expected to result in changes in certain accounting and disclosure rules. These and other potential changes could materially increase the expenses we report in our financial statements and adversely affect our operating results.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission will require us to (1) include this assessment in our Annual Report on Form 10-KSB commencing with the annual report for our fiscal year ending December 31, 2007, and (2) include this attestation in our Annual Report on Form 10-KSB commencing with the annual report for our fiscal year ending December 31, 2008.

We will incur significant increased costs in implementing and responding to the new requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We will have to invest in additional accounting and software systems. We may be required to hire additional personnel and to use outside legal, accounting and advisory services. We will also incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal controls over financial reporting when we are required, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, we may be required to change our internal controls over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

Acts of terrorism, responses to acts of terrorism and acts of war may impact our business and our ability to raise capital.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities conducted in foreign countries, such as China where we currently maintain our two operating subsidiaries. In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict. We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

7

Risks Related To Doing Business in China

Changes in current political and economic policies in China could have a material adverse effect on our business.

A significant portion of our operations are conducted in China, and substantially all of our sales are currently made in China.  Accordingly, our business, financial condition, results of operations and prospects will be affected by economic and political developments in China.  The Chinese economy differs from the economies of most developed countries in many respects, including:

•

the level of government involvement;

•

the level of development;

•

the growth rate;

•

the control of foreign exchange; and

•

the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  We cannot predict the future direction of economic reforms or the effects such measures may have on our business, financial condition or results of operations.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

We conduct a substantial portion of our operations through our subsidiaries in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. The legal system of the People’s Republic of China (PRC) is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 9.3% appreciation of the Renminbi against the U.S. dollar between July 21, 2005 and September 30, 2007. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs in U.S. dollar terms. In addition, as we will rely substantially on dividends paid to us by our operating subsidiaries in China, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on, our common stock. For example, if we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi and the related tax effects would have a negative effect on the U.S. dollar amount available to us.

8

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

All of our revenues and a certain portion of our expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our common stock. Under China’s existing foreign exchange regulations, our PRC subsidiaries are able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions by our PRC subsidiaries under most capital accounts continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities. In particular, if we finance our PRC subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities including the Ministry of Commerce or its local counterparts. These limitations could affect the ability of our PRC subsidiaries to obtain foreign exchange through equity financing.

There may be some uncertainty surrounding a recently adopted regulation by the People’s Republic of China that requires certain offshore listings to be approved by the China Securities Regulatory Commission.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated a regulation that took effect on September 8, 2006. This regulation, among other things, requires offshore special purpose vehicles formed for listing purposes through acquisitions of PRC domestic companies and controlled by Chinese domestic companies or PRC individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. We believe that this regulation does not apply to us and that CSRC approval is not required because we are not a special purpose vehicle covered by the new regulation as we are owned and controlled by non-PRC individuals. However, since the regulation has only recently been adopted, there may be some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering, we may face sanctions or termination of our operations by the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit or terminate our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common shares.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of avian flu or another epidemic or outbreak. In 2005 and 2006, there were reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu or other adverse public health developments in China may have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside of China, as well as temporary closure of our manufacturing facilities. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu or any other epidemic.

9

Risk Factors Related to Our Securities

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

If the trading volume of our common stock is low, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

Our common stock price is likely to be highly volatile; our common stock is penny stock.

The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile. The trading prices of many technology companies' stocks have been highly volatile.

Factors that could cause such volatility in our common stock may include, among other things:

•

actual or anticipated fluctuations in our quarterly operating results;

•

announcements of technological innovations;

•

changes in financial estimates by securities analysts;

•

conditions or trends in our industry; and

•

changes in the market valuations of other comparable companies.

In addition, we intend to apply for the trading of our common stock on the Over-the-Counter Bulletin Board (OTCBB). There can be no assurance that we will be able to successfully apply for listing on the OTCBB or eventually on the American Stock Exchange, the NASDAQ Global Select Market, or the NASDAQ Capital Market due to the trading price of our common stock, our working capital and revenue history. Failure to list our shares on the OTCBB, the American Stock Exchange, or one of the NASDAQ Markets will impair the liquidity of our common stock.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any security that 1) is priced under five dollars, 2) is not traded on a national stock exchange or on NASDAQ, 3) may be listed in the “pink sheets” or the OTCBB, and 4) is issued by a company that has less than $5 million in net tangible assets and has been in business less than three years, or by a company that has under $2 million in net tangible assets and has been in business for at least three years, or by a company that has revenues of less than $6 million for three years.

Penny stocks can be very risky:  penny stocks are low-priced shares of small companies not traded on an exchange or quoted on NASDAQ. Prices often are not available. Investors in penny stocks are often unable to sell stock back to the dealer that sold them the stock. Thus, an investor may lose his/her investment. Our common stock is a penny stock and thus is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, unless the common stock is listed on one of the NASDAQ Markets. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities, and may adversely affect the ability of holders of our common stock to resell their shares in the secondary market.

10

We have no current plans to pay dividends.

We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future.  The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

Holders of our common stock may be diluted in the future.

We are authorized to issue up to 45,000,000 shares of common stock.  To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our Board of Directors may consider sufficient.  The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders.

We could issue  “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 5, as well as the following:

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Our limited operating history and business development associated with being a growth stage company;

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Our history of operating losses, which we expect to continue;

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Our ability to generate enough positive cash flow to pay our creditors;

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Our dependence on key personnel;

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Our need to attract and retain technical and managerial personnel;

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Our ability to execute our business strategy;

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Intense competition with established leaders in the rich-media digital communications industry;

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Our ability to protect our intellectual property and proprietary technologies;

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Costs associated with potential intellectual infringement claims asserted by a third party;

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Our ability to protect, and build recognition of, our trademarks and trade names;

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Our exposure to product liability claims resulting from the use of our products;

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General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

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Pricing and product actions taken by our competitors;

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Financial conditions of our customers;

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Customers’ perception of our financial condition relative to that of our competitors;

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Changes in United States or foreign tax laws or regulations;

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Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

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Our dependence on our marketing partners;

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Unforeseen liabilities arising from litigation;

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Our ability to successfully complete the integration of any future acquisitions; and

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Our ability to project the market for our products and services based upon estimates and assumptions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not currently traded on any public market. However, we do intend to apply for the trading of our common stock on the Over-the-Counter Bulletin Board (OTCBB).  To date, we have never declared or paid any cash dividends on our capital stock.  We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

The $3.00 per share offering price of our common stock was determined based on our capital requirements and our internal assessment of what the market would support.  There is no relationship whosoever between this price and our assets, earnings, book value or any other objective criteria of value.  Additionally, because we have a limited operating history and have not generated any revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us.

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The $3.00 per share offering price will be effective until our common stock is quoted on the OTCBB.  Thereafter, it will be offered at prevailing market prices or privately negotiated prices.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 are derived from our audited financial statements, which are included elsewhere in this prospectus. The financial data for 2005 is comprised of the financial condition and results of operations for only Oriental Media for the period from January 1, 2005 to December 28, 2005. Oriental Media is one of the businesses that we acquired, along with Little Sheep, on December 28, 2005, and is deemed our predecessor entity. The results of operations for the period from December 28, 2005 to December 31, 2005 is comprised of the results of operations of our parent company, MediaG3, as well as our subsidiaries, Oriental Media and Little Sheep. The consolidated statements of operations and comprehensive loss data for the respective nine months ended September 30, 2007 and 2006 and the consolidated balance sheet data as of September 30, 2007, are derived from unaudited financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for such period. The operating results for the nine months ended September 30, 2007 are not necessarily indicative of the operating results to be expected in the future. The data set forth below should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year ended December 31,		Nine months ended September 30, (unaudited)

	2005	2006	2006	2007

Consolidated statement of operations data:

Net sales	$33,634	$298,995	$510,135	$441,311
Cost of sales	4,926	267,982	282,436	332,641
Gross profit	28,708	31,013	227,699	108,670
Operating expenses
Selling and distribution	-	7,457	232,215	119,326
General and administrative	115,389	828,437	397,521	1,449,657
Total operating expenses	115,389	835,894	629,736	1,568,983
Loss from operations	(86,681)	(804,881)	(402,037)	(1,460,313)
Other expense	(26,624)	(52,563)	(37,724)	(172,008)
Net loss	(113,305)	(857,444)	(439,761)	(1,632,321)
Translation loss	(6,029)	(6,340)	(683)	(17,062)
Comprehensive loss	(119,334)	(863,784)	(440,444)	(1,649,383)
Net loss per share - basic and diluted	$0.00	$(0.08)	$(0.04)	$(0.15)
Weighted average number of common shares	7,927,273	10,950,000	10,950,000	10,950,000

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		September 30,
	December 31,	2007
	2006	(unaudited)

Consolidated balance sheet data:

Total assets	$593,191	$496,502
Working capital (deficit)	(1,086,304)	(2,476,102)
Long-term liabilities	-	-
Total shareholders' deficit	$(711,161)	$(2,211,457)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

The following presents a discussion of (1) our financial condition and results of operations for the years ended December 31, 2006 and December 31, 2005 and for the nine months ended September 30, 2007 and 2006; and (2) the financial condition and results of operations for Oriental Media, one of the businesses that we acquired, for the period from January 1, 2005 to December 28, 2005.

On December 28, 2005, we acquired Oriental Media and Little Sheep. Because the acquisition of Oriental Media was between entities under common control, the acquisition was recorded at historical carrying values of assets and liabilities acquired (predecessor basis). The acquisition of Little Sheep was accounted for using the purchase method of  accounting. The results of operations for the period from January 1, 2005 to December 28, 2005 is comprised of the results of operations of only Oriental Media. The results of operations for the period from December 28, 2005 to December 31, 2005 is comprised of the results of operations of our parent company, MediaG3, and our subsidiaries, Oriental Media and Little Sheep.

Overview

We are an early stage company, and have a limited operating history and revenue to date. Our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development involving new technologies and overcoming regulatory approval process requirements. To date, all of our sales have been generated by our wholly-owned subsidiaries, Little Sheep and Oriental Media; all of such sales were generated in the People’s Republic of China (PRC). In addition, substantially all of our fixed assets are located in the PRC.

We acquired Oriental Media on December 28, 2005. Because we shared common ownership with Oriental Media, Oriental Media is deemed to be our predecessor entity. Of the figures reported for 2005, the data from January 1, 2005 through December 28, 2005 are for Oriental Media only, and the data from December 28, 2005 through December 31, 2005 are for the consolidated entities, MediaG3, Oriental Media and Little Sheep.

Oriental Media

Oriental Media’s business growth will be focused on e-magazine and web 2.0 community platforms. The e-magazine business will create, host and distribute online rich-media communications for customers, and will not be limited to any particular business or industry. Oriental Media provides design and platforms to facilitate communication between Oriental Media’s clients and their respective customers through visual, voice, sound and motion; the clients provide the content or raw material. We believe that Oriental Media’s services will be especially helpful in product introduction, branding, promotion, customer loyalty, and corporate communications.

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We anticipate that the e-magazine business will create recurring and ongoing revenue streams. The clients will pay for the design and production on a project-basis and will pay for new editions, hosting and distribution on a regular periodic basis.

Web 2.0 community platforms will be created to address certain subjects on which both business and consumers are interested in sharing information. Oriental Media has registered a brand called China Green Pages, under which a web 2.0 “social networking” application is in the final stage of development. In China, green represents profit, health, safety, children and environment, among other good things. A typical, but by no means the only, application of China Green Pages will be to allow consumers to recommend and share dining experiences in a forum. Any restaurant can list and advertise its business and specialties in the same forum. Real-time communications can be established between consumers and restaurants. Other food, beverage and transportation related businesses will be able to advertise and demonstrate their products as well. Real estate and housing rental is another potential forum. We believe that visual elements and movement will play a significant role in the forums, as such elements can aid consumers in evaluating the visual appeal and ambience of a restaurant or the feasibility or practicality of a potential rental property, among other applications.

We expect that the revenue for this web 2.0 business model will come from advertisers and businesses wanting to be listed. We anticipate an additional investment of $250,000 will be needed to complete and market China Green Pages.

Little Sheep

Little Sheep intends to grow mainly through increasing the number of franchised and directly-owned stores in the children’s product market. Little Sheep usually develops a presence in a new market space by opening a flagship store, which is owned directly by the company. The flagship store is also a model for all franchise store owners. We intend to continue opening Little Sheep flagship stores in cities in China with a population of 1,000,000 or more. In smaller cities or towns, Little Sheep will lease counters or areas within major department stores or shopping centers to achieve more cost effective growth.

Fashion means more than just apparel in Chinese. Fashion means modern lifestyle in China. Little Sheep is in the children’s fashion business, including school or study-related products as well as supplemental educational materials and methods. Little Sheep plans to expand its product lines in those areas, using its channels to distribute products developed by others under the Little Sheep brand name. We believe that using this established infrastructure to market and sell complementary products will enable Little Sheep to realize more capital efficient growth. Additional funding of approximately $300,000 is necessary to expand both the core and value-added business for Little Sheep. At the present time, we have not entered into any agreements or other arrangements for such funding.

MediaG3

MediaG3’s near term business growth plan is focused on additional acquisitions, especially in the broadband wireless space.  In November 2007, we entered into an Asset Purchase Agreement, with ADML Holdings, Ltd., a Cayman Islands corporation (“ADML”), for the acquisition of certain ADML assets.  These assets include (i) five United States patents, one European patent, one China counterpart patent, and accompanying intellectual property; (ii) fixed assets such as computers and test equipment; (iii) certain inventory; and (iv) work in process.  In consideration for the acquisition of these assets, we issued to ADML an aggregate of 6,000,000 shares of our common stock.

In December 2007, we acquired 94% of Broadband Information Technologies, Ltd. (“BIT”), a Liechtenstein company responsible for business and sales channel development of ADML’s broadband wireless product in the China market.  We issued an aggregate of 1,340,000 shares of restricted common stock to the five holders of BIT from whom the interest was acquired.  The control of BIT allows us to secure already established partnership and marketing channels in China.

We intend to obtain a third party valuation of the assets detailed in the transactions above.

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Our broadband wireless system, mg3wireless, is a bi-directional broadband system that is highly effective, economical and scalable for vast areas where lack of fixed or wireless infrastructure prevails.  mg3wireless can be customized to operate on a specific radio frequency anywhere between 24GHz and 43GHz, and broadcasts point-to-multipoint with 90 degree coverage per sector at up to 100MB downstream and 80MB upstream speeds.

We are also in discussions with Chinese government agencies in charge of telecommunication to use these advanced broadband wireless products in their “Rural Coverage” project to provide two-way high speed Internet and television coverage to rural areas, where 80%, or 900 million, of Chinese reside. We are finalizing negotiations of a frame supply contract with BusinessCorp Services Incorporation, a large Philippines broadband wireless integrator, to supply up to $10 million of our broadband wireless systems.  We are also in the final stage of negotiations for additional broadband wireless contracts with another Philippines company. To date, however, we have not entered into any agreements or understandings with any of these companies.

Results of Operations

Nine months ended September 30, 2007 compared to nine months ended September 30, 2006

We had net sales of $441,311 for the nine months ended September 30, 2007, compared to $510,135 for the same period in 2006, a decline of $68,824, or 13%. Of the net sales generated for the nine months ended September 30, 2007, $416,936, or 94% of revenue, was realized from the sales of children’s wear with the remaining $24,375 generated from software sales. For the nine months ended September 30, 2006, $501,975, or 98%, of sales were from children’s wear, with the remaining $8,160, or 2%, of sales from software.

Our cost of sales was $332,641 and $282,436 for the nine months ended September 30, 2007 and 2006, respectively, an increase of $50,205, or 18%. The increased cost of sales is attributable to increased costs in the children’s wear segment as well as reduced sales prices on children’s wear to clear aged and seasonal inventories.  Little Sheep is adapting a just in time inventory system and seeking to lower labor costs to improve the gross margin.

We realized gross profit of $108,670 and $227,699, or 25% and 45% of sales for the nine months ended September 30, 2007 and 2006, respectively.  The 52% decline in gross profit from 2006 to 2007 can be attributed to a decrease in sales of 13%, and to a decline in the gross profit percentage from sales of children’s wear, which comprised 94% and 98% of sales, to 22% from 44%.  This gross profit decline was attributable to the increased cost of sales, as well as reduced sales prices on children’s wear to clear aged inventories.  Little Sheep is adapting a just in time inventory system and seeking to lower labor costs to improve the gross margin.

Selling and distribution expenses were $119,326 and $232,215 for the nine month periods ended September 30, 2007 and 2006, respectively, a decrease of $112,889, or 49%.  The decrease in selling and distribution expenses for 2007 was due primarily to the decrease in sales.

Our general and administrative expenses for the nine months ended September 30, 2007 and 2006, respectively, equaled $1,449,657 and $397,521, an increase of $1,052,136 or 265%.   The increase was comprised of higher costs in categories including rent, wages, legal, accounting expenses and depreciation on fixed assets, and is significantly attributed to the increased administrative costs in complying with public company reporting and governance requirements.

For the nine months ended September 30, 2007, we had total operating expenses of $1,568,983, compared with $629,736 for the same period in 2006, an increase of $939,247, or 149%. During the respective nine month periods ended September 30, 2007 and 2006, children’s wear incurred $216,110 and $237,005, software sales incurred $116,415 and $95,619, and our corporate parent $1,236,458 and $297,112 of operating expenses, respectively.  This increase in total operating expenses occurred due to the increase in general and administrative expenses.

Other expense increased to $172,008 for the first nine months of 2007 from $37,724 for the comparable period in 2006, an increase of $134,284, or 356%.  These 2007 expenses consisted primarily of interest and discount amortization on convertible notes payable and warrants.  There was no discount amortization in 2006.

Based on these factors, we incurred net losses of $1,632,321 and $439,761, or $0.15 and $0.04 per share, for the nine months ended September 30, 2007 and 2006, respectively. Of the net loss in the nine months ended September 30, 2007 and 2006, $140,126 and $30,780 were attributable to children’s wear and $116,946 and $109,186 to software sales, with the remaining of $1,375,249 and $299,795 to our corporate parent, respectively.

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In the nine months ended September 30, 2007, we had a loss from foreign currency translation of $17,062, compared to a loss from foreign currency translation of $683 for the comparable period in 2006.  This resulted in comprehensive losses of $1,649,383, and $440,444, for the nine months ended September 30, 2007 and 2006, respectively.

Year ended December 31, 2006 compared to year ended December 31, 2005

We had net sales of $298,995 for the year ended December 31, 2006, compared to net sales of $33,634 for the year ended December 31, 2005. Of the net sales generated for the year ended December 31, 2006, $290,668 was realized from the sales of children’s wear by Little Sheep and the remaining $8,327 was generated from sales of software by Oriental Media; for the year ended December 31, 2005, all of the net sales were generated by Oriental Media. Our cost of sales equaled $267,982 for the year ended December 31, 2006, compared to a cost of sales of $4,926 for the year ended December 31, 2005. For the year ended December 31, 2006, $261,822 of the cost of sales was attributable to Little Sheep while the balance of $6,160 was attributable to Oriental Media. We realized gross profit of $31,013 for the year ended December 31, 2006, compared to gross profit of $28,708 for the year ended December 31, 2005.

For the year ended December 31, 2006, we had total operating expenses of $835,894, compared to total operating expenses of $115,389 for the year ended December 31, 2005. In the year ended December 31, 2006, Little Sheep had $139,573 of operating expenses, while Oriental Media incurred $134,165 of operating expenses during that period. The balance of operating expenses, $562,156, was incurred by MediaG3. During the year ended December 31, 2005, operating expenses of $110,129 were incurred by Oriental Media and $5,260 were incurred by MediaG3. Our aggregate operating expenses for the year ended December 31, 2006 were comprised of $828,437 in general and administrative expenses, including rent, wages, legal, accounting expenses and depreciation on fixed assets, and $7,457 in selling and distribution expenses for our children’s wear and software products. During the year ended December 31, 2005, our aggregate operating expenses consisted of general and administrative expenses. The substantial increase in operating expenses for the year ended December 31, 2006 was due to the additional accounting, legal and other expenses incurred in the process of becoming a publicly traded company.

Based on these factors, we incurred a net loss of $857,444, or $0.08 per share, for the year ended December 31, 2006, compared to a net loss of $113,305, or $0.00 per share, for the year ended December 31, 2005. Of the net loss in the year ended December 31, 2006, $126,662 was attributable to Little Sheep, $164,846 to Oriental Media, and the balance of $565,936 to our corporate parent. For the year ended December 31, 2005, $108,045 of our net loss was attributable to Oriental Media while $5,260 was attributable to MediaG3. In the year ended December 31, 2006, we also had a loss from translation of $6,340, compared to a loss from translation of $6,029 for the year ended December 31, 2005. This resulted in a comprehensive loss of $863,784 for the year ended December 31, 2006, compared to a comprehensive loss of $119,334 for the year ended December 31, 2005.

Liquidity and Capital Resources

From our inception, we have obtained the majority of our cash resources from the acquisition of subsidiaries and loans from our founders. Our operating plan for 2008 is focused on developing a market in both the United States and China. We estimate that approximately $20 million will be required to support this plan for the next 12 months. We will need to raise additional capital.  Once we receive the required additional financing, we anticipate continued growth in our operations and a corresponding growth in our operating expenses and capital expenditures. There can be no assurance that we will be successful in raising any capital.

Our operating losses and the need to raise additional capital give rise to substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our common stock, as may be required, and ultimately to attain profitability.

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The report of our independent registered public accounting firm, included elsewhere in this prospectus, contains a paragraph regarding our ability to continue as a going concern.

We intend to overcome our current financial difficulties by raising capital from private and institutional investors. Our management has met with a number of investment bankers, fund managers and other financing sources.   In May 2007, we entered into a nonexclusive agreement with Crowell, Weedon & Co. for assistance in raising capital.  To date, we have not consummated any financing arrangements in connection with this agreement.

In August 2007, we borrowed $220,000 from a bank under a line of credit with a limit of $300,000.  The loan bears interest at the prime rate plus two percent, with a minimum rate of 7.75%, and is due one year from execution.  Each advance under this agreement is subject to a one percent processing fee.  There is a $2,000 facility fee for the gross amount financed, due upon execution of documents.  The note is collateralized by all of our assets, including intellectual property, and is guaranteed by shareholders owning 25% or more of our common stock.  We repaid this loan in full on December 15, 2007.

Subsequent to September 30, 2007, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (the “Investor”).  Pursuant to this Agreement, the Investor committed to purchase up to $15,000,000 of our common stock over the course of 36 months.  The amount that we are entitled to request from each purchase (each a “Put”) shall be equal to, at our election, either (i) up to $500,000 or (ii) 200% of the average daily trading volume of the common stock for the ten trading days prior to the applicable Put Notice Date (defined as the date on which the Investor receives a Put notice from us).  The purchase price for the common stock subject to the Put is set at 93% of the lowest closing Best Bid price (as defined in the Agreement) of the common stock during the pricing period.  The pricing period shall be the five trading days after the Put Notice Date.

In connection with the Agreement, we entered into a Registration Rights Agreement with the Investor  (“Registration Agreement”).  Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering 7,000,000 shares of the common stock underlying the Agreement within 21 days of the Agreement’s execution date. The Company is not currently in compliance with this deadline, but anticipates that the Registration Statement will be filed as soon as possible.  In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the execution date.

We also planned to raise capital through the sale of common stock through a registration statement on Form SB-2.  This registration statement was initially declared effective in September 2007, but we did not offer or sell any shares of common stock, as we were awaiting the outcome of our application to list our common stock for trading on the Over-the-Counter Bulletin Board.  However, in January 2008, the Financial Industry Regulatory Authority  (“FINRA”), which was evaluating our application, informed us that we could not be issued a trading symbol due to the Company’s open public offering.  As a result, we filed a Post-Effective Amendment to the registration statement on January 29, 2008, reflecting the termination of our offering of 20,000,000 shares of common stock.

In January 2008, holders of our convertible notes in an aggregate amount of $662,406 (principal plus accrued but unpaid interest) elected to convert such amount to shares of our common stock.  The above-referenced amount was converted to an aggregate of 444,270 shares of common stock.

We continue to seek additional financing, but as of the date of this prospectus we had not entered into any agreements or other arrangements with any other potential equity sources.

Our ultimate goal is to achieve positive cash flow by developing businesses that generate revenue and ultimately become profitable. As part of this effort, we entered into an agreement with a company in California to acquire certain assets from that company, including five U.S. patents and one Chinese patent in advanced broadband wireless technology, in consideration for the issuance of an aggregate of 6,000,000 shares of our common stock.

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During the nine months ended September 30, 2007, we continued to spend cash to fund our operations. As discussed below, we funded our operations through proceeds from convertible debt and a line of credit.  Net cash used by operations was $836,638, consisting of our net loss of $1,632,321 less net non cash items of $205,435 including depreciation, amortization and valuation allowances for accounts receivable and inventory, accompanied by a net decrease in working capital of $1,389,798 consisting primarily of increases in accounts payable, notes payable to a bank and to convertible note holders, and accrued liabilities.

During the nine months ended September 30, 2006, $59,088 in net cash was provided by operations, consisting of our net loss of $439,761 increased by non-cash items of a net $14,695 attributed to the recovery of $104,956 in accounts receivable and sales returns valuation accounts, less $119,651 in depreciation and amortization, offset by a working capital decrease.

Net cash used by investing activities was $3,359 and $54,757 for the nine months ended September 30, 2007 and 2006, respectively, consisting of cash used for the acquisition of property and equipment for $3,359 and $4,959 in 2007 and 2006, respectively, and the purchase of a trademark for $49,798 in 2006.

Net cash of $848,332 and $92,710 was provided by financing activities for the nine months ended September 30, 2007 and 2006, respectively.   A $220,000 borrowing from a bank, $595,840 in convertible short-term notes and borrowings of $34,228 from shareholders and related companies comprised 2007 cash from investing activities.  2006 cash from investing activities consisted of $92,710 in borrowings from a related company and from shareholders.

As of September 30, 2007 and December 31, 2006, we had cash and cash equivalents amounting to $12,526 and $18,961, respectively, a decrease of $6,435 or 34%. Our working capital deficit increased to $2,476,102 at September 30, 2007, from $1,086,304 at December 31, 2006, an increase of 128%. There were no material commitments for capital expenditures at September 30, 2007.

We lease office facilities from third parties under operating lease agreements. As of September 30, 2007, future minimum rental payments required under these leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

2008	$89,000
2009	41,000
2010	6,000
2011	6,000
Thereafter	21,000
$163,000

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported. Note 1 of Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: (1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and (2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

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Revenue Recognition

Revenue derived from the sale of software services is recognized when services are rendered and obligations under related contracts are fulfilled. To the extent that a website design or development contract extends over multiple accounting periods, revenues and related costs from these contracts are recognized over the installation period based on the percentage of completion method. Provisions, if any, are made on uncompleted contracts in the period that anticipated losses become apparent.

Revenues from sales of children’s wear are recognized upon delivery or shipment of the products to (1) our franchise stores, and (2) the end user customers of our directly-owned stores, provided that in each case: there are no uncertainties regarding customer or franchise store acceptance; persuasive evidence of a purchase and sale arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable.

Little Sheep’s franchise stores can return the merchandise in exchange for different merchandise at full value within 90 days. Returns are provided in the allowance for sales returns based upon the individual evaluation of each franchise store’s historical returns. During 2007, we changed the permissible period to return the merchandise from 90 days to 60 days.

If a franchise store can no longer operate its business due to causes beyond human control, such as war, major natural disaster and death, then Little Sheep would take back the remaining merchandise at half the sales price. No provision for returns under this provision has been made, since there is no evidence or history of impairment, nor are any potential losses reasonably estimatible.

We assess collectibility based on a number of factors, including past transaction history with the franchise store or customer and the credit worthiness of the franchise stores or customer. We generally do not request collateral from our franchise stores or customers. If we determine that collection of an account is not probable, we defer the amount and recognize revenue at the time collection becomes probable.

Accounting for Acquisitions

We made two acquisitions late in 2005. The Little Sheep acquisition was valued at net book value, since current assets, as adjusted for valuation considerations, which approximated fair value. Fixed assets were valued at net book value less depreciation and amortization which approximate fair market value. Liabilities were valued at the amounts assumed, which was face value and which approximated fair value. The acquisition of Oriental Media is considered to be an acquisition with shared common control. As a result, the acquisition was recorded in a manner similar to the pooling method of accounting at the historical carrying value of the assets and liabilities (predecessor basis) acquired instead of using the purchase method of accounting. Accordingly, the results of operations for Oriental Media have been included in the financial statements for all periods presented.

In October 2007, we acquired all rights to the software we licensed from a related party for 800,000 shares of common stock.  In addition, in November 2007, we acquired certain assets from ADML.  These assets include (i) five United States patents, one European patent, one China counterpart patent, and accompanying intellectual property; (ii) fixed assets such as computers and test equipment; (iii) certain inventory; and (iv) work in process.  In consideration for the acquisition of these assets, we issued to ADML an aggregate of 6,000,000 shares of our restricted common stock.

In December 2007, we acquired 94% of Broadband Information Technologies, Ltd. (“BIT”), a Liechtenstein company responsible for business and sales channel development of ADML’s broadband wireless product in the China market.  We issued an aggregate of 1,340,000 shares of restricted common stock to the five holders of BIT from whom the interest was acquired.  The control of BIT allows us to secure already established partnership and marketing channels in China.

We are currently having a valuation performed on the assets acquired in the October, November and December 2007 transactions.  Such value has not yet been determined.

Use of Estimates

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. To date, these changes have been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations.

Going Concern

The consolidated financial statements accompanying this prospectus have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. If we were not to continue as a going concern, we would likely not be able to realize on our assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements. There can be no assurances that we will be successful in generating additional cash from equity or other sources to be used for operations. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary if we were unable to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS

General Business Overview

We were incorporated in Delaware in December 2005 to deliver effective online and wireless interactive rich-media services and products. Our products and services, developed internally and obtained through acquisitions, significantly reduce the cost of corporate marketing, advertising, communications and content delivery, achieve much broader reach and higher response rate from targeted customers, and produce greater efficiency in communication and product distribution with tangible results.

We are positioned in the billion dollar online marketing space. In February 2006, JupiterResearch, a division of Jupitermedia Corporation, forecasted that email marketing spending will grow from $885 million in 2005 to $1.1 billion by 2010. Email marketing is now ubiquitous with 97% of all consumers exposed to, and 94% of marketers using, email marketing (reported by Forrester Research in April 2007). We are also targeting the $58 billion mobile marketing and content distribution space in the China market (estimated by Dataquest as of July 2006).

Through recent acquisitions and ongoing development of technology, we are offering the products and services to make broadband bi-directional IP communications possible in vast areas where the lack of fixed or wireless infrastructures has hereto for made it prohibitive to do so.  MediaG3’s product portfolio offers these services at significantly reduced cost to greatly improve the effectiveness of corporate communications, marketing, advertising and content delivery to targeted customers, while producing tangible results.

Our broadband wireless product, mg3 wireless, has unique technologies protected by five US patents, one European patent and one Chinese patent and three very critical network certifications for operations in China.  We have signed a contract with a $10 million initial order from a Philippines network operator and have formed a joint venture with China’s Academy of Broadband Science, a division of the central government’s State Administration of Radio, Film and Television (SARFT), to develop extensive broadband wireless services to one billion Chinese people residing in rural areas.  mg3 wireless operates on the highest commercially available portion of the frequency spectrum, providing one-to-many connectivity, allowing people residing in China’s rural areas to receive interactive TV programs and broadband Internet access.

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Our rich-media digital communication solutions, mg3 mobile and mg3 web 2.0, are designed to address and solve delivery and viewing issues in rich-media messages via either online or wireless devices. We deliver interactive marketing solutions for companies of all sizes.  mg3 mobile delivers requested content highlights to subscribers using cell phones or other wireless devices such as personal digital assistants, or other mobile devices. Typical content highlights would consist of video clips of news, sports highlights, movie trailers, music sound tracks, and TV show promotions. mg3 mobile will digitize, host and broadcast the content in real-time to subscribers who have signed up to receive such information.

One of our wholly-owned Chinese subsidiaries, Oriental Media, is focused on market development in China for the mg3 digital interactive communication products and services. Our other wholly-owned subsidiary in China, Little Sheep, is an emerging company that we expect to include development of children’s online platforms and forums for education, modern life style and brand loyalty. Little Sheep owns and operates a fast growing fashion distribution channel for children. We believe that Little Sheep offers an additional media channel into the vast children’s market.

In addition to developing and marketing product applications for online and wireless marketing communications, our growth strategies include acquisitions of companies in both the U.S. and China with complementary and strategic value. We are currently involved in discussions with potential acquisition candidates in the mobile and broadband wireless sector, but to date have not entered into any definitive agreements.

The Market

Consumers and corporate users of email send an average of 1.6 billion email messages a day. Email usage is on the rise. According to International Data Corporation, the number of worldwide email mailboxes has increased at a compound annual growth rate of 138%, from 505 million in 2000 to 1.2 billion in 2005. Email marketing is now ubiquitous with 97% of all consumers exposed to, and 94% of marketers using, email marketing (reported by Forrester Research in April 2007). Both email users and email usages have been steadily and rapidly increasing.

In addition to providing a medium for basic communication, email can be used for e-commerce. The increased use of email has opened significant opportunities for the large number of businesses working on e-commerce strategies. While these companies have relied on banner advertising and other online advertising strategies to reach potential customers over the Internet, they are now turning to email as the preferred and more effective marketing tool.

Email marketing in general has greater advantage over direct marketing with much less cost and much better results. A direct marketing piece costs from $2.00 to $3.00, and produces only about a 1% response rate. The cost per email is about $0.30 and can produce more than a 30% response rate. Companies are cutting back advertising budgets and looking for more cost effective advertising campaigns. Email marketing has become the choice of media to accomplish that.

Rich-media email is substantially better than text email when used as a marketing and promotional tool. Rich-media email has proven to be impressive and persuasive when the customer can see a picture, as well as hear a promotional pitch. We believe that voice in some ways is superior to text because it is more interactive and can add a level of persuasiveness not available with text alone. Voice combined with pictures or graphics and interaction is a far more powerful marketing tool. In addition, rich-media email has proven to be an effective media not only for e-commerce but also to drive and increase foot traffic to brick and mortar retail stores.

As online marketing is growing, the wireless market has also exploded. The number of mobile phone users in China hit 431.8 million in July 2007, Chinese government reported, far and away the most of any single country in the world. Chinese users continue to sign up for mobile phone services at a far faster pace than for fixed line service. The nation added 5.43 million new users in July alone, according to the Ministry of Information Industry. The number of mobile users in China is nearly double that of the United States, according to the Cellular Telecommunications and Internet Association, an industry organization.

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Internet and wireless service providers have excessive capacities, especially for cable, SDSL, 2.5G and upcoming 3G networks. SDSL is the acronym for “symmetric digital subscriber line”, which is a technology that allows more data to be sent over existing copper telephone lines. “3G” refers to the third generation of developments in wireless technology, especially mobile communications, and includes high data transfer speeds and high capacity allowing voice and video-streaming, among other capabilities. The third generation follows the first generation which were the original analog cellular phones and the second generation which were the first digital cellular phones. “2.5G” refers to wireless technology that is a mix of the third and second generation technologies.

While the growth rates of Internet, email and mobile phone users and short message services are still robust, the large Internet and wireless service providers are looking for next generation applications to expand their revenue streams, secure their market position and prepare for fierce competitions allowed by deregulations.

Mobile phone and PDA manufacturers are looking for ways to expand their market share in China. It is a very crowded space with competition among Europeans, Japanese, Korean and domestic manufacturers with much cheaper prices. While the new mobile phones and other hand-held wireless devices are very advanced, the lack of applications and services reduce incentives for people to buy or upgrade to new mobile phones. The manufacturers need value-added applications and services.

Content providers and advertisers also need more efficient channels to deliver information to targeted customers. While more and more companies are entering the short message services business, the multi media services market is wide open, less tapped and fast growing.

Content owners and product companies and distributors need to communicate with potential customers, who are interested in the information and products and have disposable income. The product manufacturers are seeking new media to replace or supplement expensive TV and printed advertisement and much less effective direct mailing. More importantly, the product manufacturers are searching for very well defined and fully opt-in customer bases to which they can promote and market their products and services correctly, wisely and effectively.

We have has created and acquired applications to address these customer needs. We expect to offer complete rich-media communication solutions for companies worldwide looking to extend and enhance branding, sales generation, communication and advertising efforts. From campaign strategy to creative design, production, deployment, hosting, tracking, reporting, plus access to mg3 dbTM, a powerful customer database, we provide comprehensive and cost-effective targeted interactive solutions that deliver effective and persuasive marketing campaigns for impressive and measurable results.

Our targeted interactive online and wireless rich-media messages capture recipients' attention, increase response rates, shorten the sales cycle and achieve greater return-on-investment for our customers. Our wireless rich-media messages enhance brand recognition, product loyalty and sales growth. Considerably less expensive than direct mail and other traditional media on a cost-per-thousand basis, our solutions yield superior response rates, with real-time tracking and reporting capabilities for insightful marketing and advertising analysis. Customized mg3 interactive wireless rich-media messages sent to targeted customers also offers a viral marketing feature to broaden exposure and reach for each campaign.

While we can deliver results for our clients through mg3 applications, our mg3 dbTM offers our clients a powerful and targeted database, containing potential customers with wealth, sophistication, and buying power for both business products and consumer goods. We will help clients, such as mobile phone, PDA and other wireless device manufacturers or other consumer product companies, to promote and sell directly to the people in mg3 dbTM databases. We believe that this efficient and well-targeted marketing approach will produce tremendous results for our clients.

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China Market Opportunities

Online and Wireless Market

According to CNET and the Chinese Ministry of Information Industry, China's equivalent to the United States Federal Communication Commission, there were 162 million Internet users in China in 2007, compared to 137 million  in 2006 and 103 million in 2005.

China is the world's largest cellular market, with more than 340 million subscribers as of January 2005 and an estimated 500 million by 2007. Analysts said stable subscriber growth, an increase in the number of provincial networks, and a more benign competitive environment resulted in more than 4 million new subscribers added every month in 2007, China is not only the largest cellular market in the world and but also a potential hotbed for 3G multimedia capable handheld devices and services. With full support of Chinese government, and so many players involved from equipment providers, handset manufacturers and content providers, the 3G market for devices and services are growing quickly. According to Tina Xu, an In-Stat/MDR analyst based in China, “As in most regions of the world where cellular subscriber rates are rapidly increasing, the implementation of 3G in China is critical in order to accommodate a transformation of users' expectations from voice-centric communications to a more complex mixture of voice, wireless data and multimedia services.” The availability of 3G networks such as CDMA2000, W-CDMA, and TD-SCDMA will give wireless operators improved network efficiency, higher capacity, and the ability to begin offering high-speed wireless data services.

In-Stat/MDR predicted that the number of mobile subscribers in China will grow to 497.86 million by 2008, growing at a compound annual growth rate of 11.7%, reaching a penetration rate of 37.6%. In June 2007, the number of mobile subscribers in China reached 400 million, reported by USA Today and China’s official newspaper, People’s Daily. Commercial 3G deployment began in 2005, and it is estimated that 3G subscribers will grow to 118.13 million by 2008, as reported by USA Today.

Over the past decade, the China mobile market has gradually entered the digital age, and by the end of 2003, China boasted the world's largest “GSM”, or global system for mobile, network. Through 2008, GSM will continue to dominate the subscriber base. Wireless operators are also hopeful that a positive user experience with 2.5G will translate into rapid adoption of 3G services. However, many of the outstanding features of 3G technologies are not in demand by most subscribers for the time being and it will take at least one to two years for 3G subscribers to exhibit high growth after 3G services are launched.

According to Asia Pacific Research Group, it took 10 years to build a base of 10 million mobile phone users in China. But once the prices on handsets and access charges dropped, the number of China’s mobile subscribers increased from 10 million to 100 million in less than four years. During 2001, the China mobile telecommunications market added an average of 5 million mobile subscribers a month, and then in January 2007, the number of mobile subscribers surpassed the entire U.S. population of 300 million to become the largest mobile phone market in the world. By 2007, the China mobile market will have over 500 million subscribers.

Children’s Development Market

In China, there is a new baby born every 1.8 seconds, or 20 million new babies every year. While this phenomenon imposes huge responsibilities for the government, it offers perpetual business opportunities for the commercial world.

In China, the expenditure on children’s products cannot be explained by any economic theory or logic. Giving children everything is the tradition of thousands of years of Chinese tradition. The structure of modern Chinese families is a pyramid, having the only child on the top, parents on the second level and paternal and maternal grand parents on the bottom. Parents and grandparents wish to live their unfulfilled dreams through the child. The pyramid forms a different type of consumer behavior. Many parents and grandparents seek to buy everything, including children’s fashion, which they think their child should have.

In Shanghai, China’s biggest commercial city, there are 13.5 million regular residents, plus 5 million visitors or temporary residents at any given time. Shanghai has about 5 million households, and every family spends at least 300 RMB ($35 US) per month on children, not including education, according to a 2006 census report by the by city of Shanghai. The total consumption is 1.5 billion RMB or $190 million US. Shanghai counts 8% of national children’s consumption, so nationwide, the total expenditure for children reaches 18.75 billion RMB or $2.5 billion, with a growth rate of 26.5% in cities and 8% in the countryside every year through 2008.

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Technology, Products and Services

MediaG3 plans to expand its technology and product applications through both development and acquisitions.  The acquired and developed technologies enable MediaG3 to offer wireless content delivering applications and systems and turnkey interactive rich-media product and services.

mg3 wireless

mg3 wireless offers broadband fixed wireless products commonly referred to as 802.16 systems and Local Multipoint Distribution Systems (LMDS) between 24 GHz and 43.5 GHz.  Our target markets are those countries in which the availability of broadband access is limited by a shortage of existing telecommunications infrastructure over the “last mile” between the typical cable or fiber optic backbone of the network operator and customers.

mg3 wireless is a sectorized, point-to-multipoint communications system “over the air” that provides a two-way wideband signal transmission into service areas up to seven miles in diameter where it would be prohibitively expensive to lay fiber or cable to reach these populations.

mg3 wireless consists of the following three components:

1)

Base Station – includes a Radio Frequency Unit (RFU) and an Air Interface Unit (AIU). The RFU is the LMDS transceiver located at the base station, providing 90-360 degree sector coverage for LMDS signals. The AIU is the LMDS indoor base station equipment. The AIU contains interface equipment for network connections between the core network and LMDS airlink.

2)

Customer Premise Equipment (CPE) – consists of Antenna Transceiver Units (ATU) and Network Interface Units (NIU). The ATU is the LMDS transceiver for Customer Premise Equipment. The NIU is the indoor component of the LMDS system, which provides the 10/100BaseT, E-1 and 802.11 user interfaces.

3)

Network Management System – provides the ability to remotely monitor and configure system elements.

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WAN
Base Station
CPE
Network interface is OC-3/STM1.
Each sector covers 90-degrees.
Two sectors serviced by one AIU.
Two AIUs service one 4-sector, 360-degree base station.
Each NIU provides 2 Ethernet ports.
Downstream bandwidth per NIU limited to 25-Mbps.
Upstream bandwidth per NIU limited to 5-Mbps.
RFU#2
RFU#1
AIU
Internet
PSTN
Router or ATM Switch
ATM OC-3
ATU
NIU
10/100 BaseT
Wireless Local LAN
Local LAN
ATU
NIU
10/100 BaseT
Wireless Local LAN
Local LAN
10/100 BaseT
Internet
Network Management System
Causeway2 LMDS Network

The mg3 wireless system can be customized to operate on customer radio frequencies between 24 GHz and 43 GHz.  The mg3 wireless LMDS system has been developed for China’s 26 GHz. frequency band, which carries the distinction of being the only LMDS system approved via rigorous network testing in China’s laboratories and field trials and awarded a network access license in May 2005.  Further, mg3 wireless has developed the only system that operates at the new European frequency band of 43 GHz.

mg3 wireless has gone through a successful live field test for two years and has been accepted by the Philippines government and broadband operators.  The technology and product have also been approved by the Philippines President and Prime Minister for nationwide implementation.

mg3 wireless has completed a two year system trial in China and has been certified by State Administration of Radio, Film and Television (SARFT).  We have also received three network certifications, which make selling and implementing mg3 wireless in China possible.

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mg3 mobile

mg3 mobile delivers requested content to registered customers (“subscribers”) using cell phones or other wireless devices such as Smart Phones and PDAs.  Typical content includes news video clips, sports highlights, movie trailers, and TV shows.  mg3 mobile digitizes, hosts and broadcasts the content in real-time to subscribers who have signed up to receive such information.  Subscribers can forward or email the video clips they received to their friends’ wireless devices or computers.

mg3 mobile has crucial gateway servers and clients (players) system to facilitate efficient and secure communications between rich-media content and various wireless infrastructures.  mg3 mobile transforms rich-media data into certain data format understood by a particular protocol, and transmits rich-media information to targeted recipients via wireless service providers.   mg3 mobile sends personalized messages to capture more attention, generate better response and capture critical market intelligence for our clients.

mg3 mobile is an interactive communication service solution, which brings life to subscribers’ request for mobile  content through voice, sound, dynamic graphics and streaming video.  Supporting mg3 mobile is MediaG3’s interactive rich-media content delivery software, mg3 studio, which combines compression, streaming and cross-platform technologies, and makes sending and viewing quality rich-media content possible on multi platforms with existing bandwidth, particularly to address the subscribers’ demand for requested personalized content via mobile access via smart phone and PDA.

mg3 studio

Combining technology and professional services, MediaG3 delivers turnkey digital interactive content for our clients in all industries.  mg3 studio service includes design, production, deployment, hosting, tracking and reporting of all online or wireless marketing campaigns and corporate communications.

mg3 studio offers multiple distinct services, each of which can create incremental revenue streams for MediaG3:

•

Creative Design – MediaG3’s experienced creative designers work with clients to come up with creative and impressive rich-media digital messages or e-magazines with personalized attention-grabbing audio, graphics, sound tracks, animation, video, and interactive presentations.

•

Intelligent Delivery – MediaG3’s intelligent “sniffer” can detect the recipients’ platforms and speed of connections to optimize the delivery mechanism and achieve a consistent quality viewing experience.  MediaG3’s powerful and resourceful “stream servers” will stream the message content to the recipients’ e-mail clients while the message is viewed.  There is no long waiting or downloading time.

•

Accurate Tracking – Statistical information of the marketing campaign will be collected and compiled in real-time into an ROI report. Information such as total open, unique open, time spent in the message, click through rate and forward rate will be tracked and reported to clients.

mg3 web 2.0

mg3 web 2.0 community platforms, specifically under the brand name of China Green PagesTM, are created to permit businesses and consumers to share information on specific subjects.   China Green PagesTM is a web 2.0 “social networking” application, which we launched in December 2007.  To the Chinese, green represents prosperity, health, safety, the promise of the future, renewal, environmental conscience, and other positive aspects of humanity.   A typical example, but by no means the only application, of China Green PagesTM  allows consumers to recommend and share dining experiences.  As restaurants list and advertise their businesses and cuisine specialties in this forum, real time communications can be established between consumers and restaurants.   Food, beverage, flower, bakery, transportation and a myriad of other service type businesses will be able to advertise and demonstrate their products within the dining forum.  Another forum focuses on real estate and housing rental, where visual aspects and motion are equally important.  The revenue for China Green PagesTM business model will come from advertisers and registered businesses.

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To leverage mg3 studio technology and applications and mg3 mobile and mg3 wireless delivery capabilities, China Green PagesTM can facilitate the communications among businesses and consumers via rich-media email messages, multimedia short messages (MSM), short message services or text (SMS) and e-magazines, which contain more substantial product and service information as well as advertisement to be distributed to subscribers digitally on a regular periodical basis.

2005 Acquisitions

To respond to such rapidly emerging markets and unprecedented opportunities, we acquired two young Chinese companies, Oriental Media and Little Sheep. The acquisitions provide us with immediate presence, established sales distribution channels and business development networks.

Oriental Media

Oriental Media was founded in April 2004 and launched its operations in July 2005. Oriental Media’s business focus is to provide digital rich-media email marketing services, web site design and development, electronic magazines and categorized opt-in database management in the China market. Oriental Media has established major clients such as Shanghai Media Group Broadband, China Super Soccer Association, Pan Asia Architectural Hardware Association, New Era International Exhibition Company, China Trust International Travel Agency, CJD Furniture Mart, Shanghai Higher Education Investment Corporation, and Chen Xin Forum.

Besides a major partnership with Shanghai Media Group Broadband, a division of Shanghai TV Network, Oriental Media has signed long term service agreements with Shanghai Oriental Satellite TV, Advertising Association, Real Estate Association, Singapore Product Trade Show Corporation, Shanghai Textile Scientific Institute, Shanghai Eastern International Movie Studio, and Shanghai Agriculture and Spice Product Company.

To minimize the time to market, Oriental Media licensed certain software from MediaG3 California, a California corporation which William Yuan, our CEO, serves as President, pursuant to a License Agreement dated July 28, 2004 (the “License Agreement”). The licensed software is a set of source code and binary code capable of providing rich-media content delivery for opt-in and permission based email communications, including design and creation applications, deployment, scheduling and hosting servers, tracking and reporting modules. The License Agreement also covers related applications, documentations, installation, integration and on-site training. This license grants Oriental Media not only the rights to use but also marketing rights to resell and sub-license the software to other customers in the China market. The License Agreement allows Oriental Media to independently develop additional versions and applications for the China market. The term of the License Agreement is ten years.

At the time Oriental Media entered into the License Agreement, William Yuan, our CEO, served as President of and was a significant shareholder of Media G3 California, and (Wilmington) Huimin Yuan, his brother and our current General Manager, China Operations, served as an officer and was a significant shareholder of Oriental Media. The terms of the License Agreement were negotiated between the parties on an arms’ length basis, taking into consideration the terms of similar license agreements with third parties. In addition, as set forth above, the same licensing arrangements were presented by MediaG3 to other unrelated companies as well as to Oriental Media. Our CEO, Mr. Yuan, remains a majority shareholder of MediaG3 California, but is no longer an officer of such company. Except for Mr. Yuan’s influence over Oriental Media by virtue of his position with our parent company, none of the board of directors, officers, shareholders or employees of MediaG3 California currently has any equity ownership or decision-making power in Oriental Media’s business. Likewise, none of the board directors, officers, shareholders or employees of Oriental Media has any equity ownership or decision-making power in MediaG3 California’s business. The board and management of MediaG3 California and Oriental Media make their respective business decisions solely based on each company’s best interest.

In October 2007, we acquired all rights to the licensed software from MediaG3 California in exchange for the issuance of an aggregate of 800,000 shares of common stock to the shareholders of MediaG3 California.  We are having a valuation performed on the software, and as of December 31, 2007, such value had not yet been determined.

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Little Sheep

Little Sheep is a brick and mortar company which sells well-known and well-established brands in China. Little Sheep’s future is not limited to children’s clothing. We believe its distribution channel and infrastructure can be leveraged to market other children’s products and distribute content. Little Sheep’s business model is to capitalize on its brand, build a centralized children’s education online platform and forum, and distribute its fashion product lines through stores nationwide. Founded in May 2005, Little Sheep signed up over 27 franchise stores and achieved $438,012 in net sales in the year ended December 31, 2005.  At December 31, 2006, Little Sheep had 81 stores, of which five were company-owned and 76 were franchised; at December 31, 2007, Little Sheep had 106 stores, of which 13 were company-owned and 93 were franchised.

Through Little Sheep, we plan to focus on children’s development, specifically in online education and fostering of a modern lifestyle. We plan to add new product lines distributed through the same store channel. We expect that Little Sheep will offer additional media channels into the vast children’s market. We plan to establish an online community, and educational platform, Little Sheep Expedition, with entertainment content. A short “movie” will be sent to hundreds of thousands of registered children and other loyal followers. While the main purpose of Little Sheep Expedition series will be to provide “edu-taining”, we believe it will be an effective marketing vehicle for continuous branding of Little Sheep.

Research and Development

Since our inception, we have dedicated our efforts to commercializing our products and services as well as to building our infrastructure. Accordingly, through September 30, 2007, we have not devoted any resources to research and development.

Sales and Customers

Online Product

We plan to offer the editing portion of the mg3 studioTM for a nominal fee. The users will be able to sign up and use the pre-designed templates to complete their own online marketing and communication messages. The users of mg3 studioTM then will have to submit the completed email campaign message to our server for deploying and hosting their email messages. We will charge the users a set up fee and usage fee that is calculated on per email address basis. The users will have to pay the charge via PayPalTM before their email campaigns can be scheduled for launch.

Wireless Product

We plan to offer the mg3 mobileTM services through major wireless service providers in the United States and China. Initially, we expect that customers will be able to subscribe for receiving real-time video information on their wireless devices for a monthly fee from $3.95 to $6.95. We expect that the cost of wireless bandwidth will be a small percentage of the subscription fees, usually less than 10%. Our intention is that mg3 mobileTM will provide wireless service providers tangible and strategic value for incremental revenue as well as improved services.

The sales strategies for mg3 mobileTM include our plan to establish partnerships with content providers. We expect to deliver requested content to subscribers using mobile phones or other hand-held wireless devices such as PDAs. Typical content will be video clips of news, stock or other financial information, sports highlights, movie trailers, and TV shows. mg3 studioTM will digitize, host and broadcast the content to subscribers who have signed up to receive such information. Subscribers will be able to forward or email the video clips they received to their friends’ wireless devices or computers. The typical MediaG3’s content provider clients will be news, entertainment and sports industries, such as TV networks, movie studios, music label companies and sports clubs. We expect the clients will pay us for content editing, hosting and broadcasting. The pricing will be based on the size and length of content and the number of subscribers to whom the content is sent and the number of video clips streamed.

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The sales strategies for mg3 mobileTM also include our plan to establish partnership with wireless service providers. Customers will be able to subscribe for receiving video or other forms of rich-media information on their wireless devices for a monthly fee. We expect to share the subscription fees with the wireless service providers on the basis of 80% of such fees for us and 20% for the wireless service providers. We plan to provide wireless service providers with opportunities to capture incremental revenue as well as increasing strategic value and competitiveness with more value added services.

We plan to engage in a robust business development effort to sign up partnerships with all major wireless service providers and acquire clients who need to market their content. These two frontiers will be tackled simultaneously and we expect one will fuel the other and vice versa.

The sales strategies for mg3 mobileTM also include partnerships with hand-held wireless device manufactures. Our plan is to work with one or more mobile phone and other hand-held wireless device manufactures to designate certain models as “preferred” mobile phones. We plan to work with the manufacturer to integrate and test to make sure these preferred mobile phones will work seamlessly with mg3 mobileTM. We plan to work with our wireless service providers to promote these preferred mobile phones to customers. mg3 multimedia service will only be made available for these preferred mobile phones. When customers sign up for the service, they will purchase one of the preferred mobile phones at a discounted price. A small piece of mg3 mobileTM client software will be downloaded onto the mobile phone during registration. That piece of client software will facilitate the efficient viewing, interaction as well as tracking capabilities.

Competition

As an early stage company, we are entering an extremely competitive market. For online rich-media delivery products, we offer or plan to offer the applications from the turnkey solutions of mg3 proTM to the high-powered online marketing application, mg3 studioTM. Our competitors usually offer one or the other. Most of our competitors are small players offering template-based email tools. Some close competitors are JangoMailTM, VerticalResponseTM, ResultsMailTM, and DynamicsDirectTM. None of them offers more than template-based applications, and none of them has remarkable market share. Moreover, we believe we have a solid footing in the vast China online marketing market through our subsidiary, Oriental Media. By leveraging Oriental Media’s engineering resources and sales channels, we believe that we can efficiently deploy the online marketing applications simultaneously in both the U.S. and China markets.

In addition to our mg3 mobileTM wireless rich-content delivery product, we plan to deploy local multipoint distribution service (LMDS), a critical last mile broadband wireless connectivity system between fixed points on the broadband network backbone (satellite, cable or fiber) and multiple subscriber locations (offices, houses or apartment buildings) over wireless connections, thereby eliminating the need for costly fiber and cable extensions. The technology is engineered to be highly cost effective and scalable for growing subscriber coverage and additional services. We believe that no other company is able to offer the same or similar bandwidth and high frequency.

Intellectual Property

We consider our intellectual property to be a key cornerstone and asset of our business. We rely on a combination of trademark, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions to protect our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our products is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in foreign countries where the laws may not protect our proprietary rights.

In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

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We have acquired five United States patents as part of the ADML asset acquisition, relating to the engineering design of the Customer Premise Equipment (CPE), as well as a patent on signal transmission through a high power millimeter wave device and a key patent for sectorized, wireless point-to-multipoint communications systems.  The Chinese patent office awarded a Notice of Allowance in June 2006 on the latter patent, and subsequently issued a corresponding patent.  Furthermore, we have also acquired a European patent on our sectorized, wireless multipoint communications system technology which provides protection in a number of major European countries, including but not limited to the United Kingdom, Germany, France and Italy.  We own the Little Sheep brand, which is registered under the regulatory bureau in China. Where practical and appropriate, we intend to obtain patents and trademarks to protect our intellectual property.

Government Regulation

We are not currently subject to direct Chinese, federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs. In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in California. Our failure to qualify in a jurisdiction where it is required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

Other than the foregoing, no governmental approval is needed for the sale of our products or services.

Employees

As of September 30, 2007, we had an aggregate of 58 employees, of which 7 were located in the United States and 51 in China. Of these employees, 15 people are engaged in engineering, 12 are in sales and marketing, 6 are in creative design, 3 are in customer support, 12 are in administration support and 10 are in management. Our employees are currently not represented by a collective bargaining agreement, and we believe that our relations with our employees are good.

Properties

We currently own no real property. Our headquarters is located at One Almaden Boulevard, Suite 310, San Jose, California, 95113. We have a three-year lease and the rent is $3,840 per month for 1,870 square feet. In March 2007, we also entered a one year renewable lease for 5,000 square feet of space for lab and production work. The monthly rent for this space is $5,250.

Both of our Chinese subsidiaries have their respective headquarters and main operations in Shanghai, China. Oriental Media has 1,200 square feet of office space in a typical class B office building centrally located. The monthly rent for that space is about $870. In April 2007, Little Sheep leased a space in a class B building with 1,200 square feet of office space for $870 per month. Little Sheep also rents 3,000 square feet of warehouse for storage of inventories for $38 per month.

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We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

Legal Proceedings

We are not currently a party to any material legal proceedings. In the future, from time to time we may receive claims of and become subject to commercial litigation related to the conduct of our business. Such litigation could be costly and time consuming and could divert our management and key personnel from our business operations. The uncertainty of litigation increases these risks. In connection with such litigation, we may be subject to significant damages or equitable remedies relating to the operation of our business. Any such litigation may materially harm our business, results of operations and financial condition.

MANAGEMENT

Directors, Executive Officers and Other Key Personnel

The following table sets forth the names and positions of our directors and executive officers and other key personnel as of September 30, 2007:

Name	Age	Position
William Yuan	52	Chairman, Chief Executive Officer and President
Steven Keating	63	Director
Robert McNamara, Ph.D.	57	Director
Cathryn S. Gawne	50	Director
(Wilmington) Huimin Yuan	57	General Manager, China Operations

Other than Messrs. William and (Wilmington) Huimin Yuan, who are brothers, there is no family relationship between any of our directors and executive officers.

Each director holds office until the next annual meeting of the shareholders or until his or her successor is elected and duly qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors. The following sets forth biographical information concerning our directors, executive officers and key personnel for at least the past five years:

William Yuan has served as our Chairman, Chief Executive Officer and President since we were founded in December 2005. Mr. Yuan has more than 20 years of experience in the software applications, high-tech information and marketing service industries, including 14 years as the CEO of public corporations and start-up companies. Since March 2001, Mr. Yuan has served as the Chief Executive Officer of Media G3, a California corporation founded to provide rich-media interactive information services to Global Fortune 1000 and other forward thinking organizations. From March 1999 to March 2001, he served as Chairman, President and Chief Executive Officer of inChorus, a publicly held company. He transformed the company from a consumer software product developer into a leading rich-media email marketing service provider. Mr. Yuan orchestrated a merger of inChorus with another publicly traded company in 2001. Prior to inChorus, Mr. Yuan was a Chief Operations Officer at NetUSA, another publicly traded company, where he led the company into a prominent position in the fast growing e-commerce market. Between 1990 and 1997, Mr. Yuan founded two software companies, which were acquired in 1994 and 1997, respectively. Mr. Yuan also established a joint venture software development company in China to utilize the dedicated engineering resources and to gain access to the vast China market. Mr. Yuan has a degree in Computer Sciences from the University of California, and an MBA with highest honors from National University. He is the brother of (Wilmington) Huimin Yuan, our General Manager, China Operations.

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Steven Keating has served as a member of our Board of Directors and as a Technical Advisor since our founding in December 2005. Mr. Keating also serves as the Chair of our Audit Committee. Since 2003, Mr. Keating has served as Chief Financial Officer and Chief Information Officer of Tegler McHenry and Associates, an insurance and financial advisory firm. Mr. Keating’s responsibilities include oversight of the firm’s financial performance in all areas. From January 1984 to 2003, he served as Chief Financial Officer for Euro American, an international consulting firm, where he also provided services, including financial engineering, economic, MIS/system development, and strategic planning, as the outside financial officer to Euro American’s project partners. These engagements included performance of all CFO and CAO responsibilities for four companies including all SEC reporting and investor relations; completion of a corporate turn-around for a medical products manufacturer, a UNIX software company and a metal products fabricator; managing six start-up operations from inception to profit (including medical products, manufacturing, and telecommunications; management of projects (products manufacturing, thermal energy production, and commercial venues) in China, Germany, India, Indonesia, Malaysia, Pakistan, and South America; and providing business management services to a wide range of foreign and domestic companies, including start-ups, turnarounds and business development, operations management, organizational structure and design, legal review, tax and financial planning, and major turn key projects. Mr. Keating has also served on boards of directors and executive committees of a dozen corporations and agencies, has arranged debt financing and equity funding for corporations with U.S. banks and other financial intermediaries, and has served as an economic advisor for World Bank, IFC, and EBRD projects. He has a JD and an MBA from Florida State University and a BA in Accounting, Economics and International Relations from American University.

Robert McNamara, Ph.D. has served as a member of our Board of Directors and as a Technology Advisor since our founding in December 2005. Dr. McNamara has over 25 years of technology and executive management experience in the development and implementation of communication products. Since 2003, Dr. McNamara has served as the Chief Executive Officer of C8 MediSensors, Inc., a company he founded that is developing a proprietary, patent-pending, non-invasive, wristwatch-sized sensor that will enable diabetics to monitor their glucose levels accurately, non-invasively, continuously and inexpensively without intruding into their lifestyles. From 1996 through 2003, Dr. McNamara served as Founder and Chief Executive Officer of Business and Management Consulting Corporation, a technology consulting firm that specialized in technology evaluation and development, due diligence of start up companies and leading edge technologies, and operational hands-on management of distressed companies in turnaround situations. He also served as Executive Vice-President of C5 Communications, LLC from 1999 to 2003, where he developed and patented noise reduction technology and products for the domestic and worldwide cable and MSO marketplace. From November 1999 through August 2001, he served as Chief Technical Officer and VP of Engineering of Comtel Secure Fiber Telecommunications, Inc., helping to raise a $2 million bridge financing, repositioned and reorganized the company and developed new technologies. He has also served in executive positions with First Pacific Networks, Tsunami Technologies, Inc., and SYTEK Incorporated, and is a veteran of several other technology companies. Dr. McNamara received his Ph.D., MS and BS degrees in Applied Physics from the California Institute of Technology.

Cathryn S. Gawne has practiced corporate and securities law for 25 years. She joined the law firm of Hopkins and Carley in San Jose, California in June 2007; from 1999 to June 2007 she was affiliated with Silicon Valley Law Group in San Jose. She has represented several public and private companies. Her practice emphasizes securities and corporate law for emerging growth companies across a broad range of industries, including wireless and portable information technologies, telecommunications and software, as well as “brick and mortar” industries such as automotive, mining and retail. She advises companies on initial and follow-on public offerings, mergers, acquisition, leveraged buyouts, joint ventures and commercial transactions. She counsels public and private companies on corporate governance and disclosure issues and counsels clients who are starting or franchising new businesses with respect to general corporate matters and protection of their intellectual property. Ms. Gawne also represents several nonprofit corporations and counsels them on corporate structure and governance. In addition to her law practice, she serves on two advisory boards, is a board member of two non-profit organizations and one for-profit company. Ms. Gawne received a BA from Stanford University and her JD from the UCLA School of Law, where she was a Comment Editor on the UCLA Law Review.

(Wilmington) Huimin Yuan has served as the General Manager, China Operations since December 2005. He has over 25 years of experience in business development, marketing and management of public and private enterprises in China. Since 2001, Mr. Yuan has served as the Chairman of the Board of Directors and CEO of Oriental Media, a company he co-founded, where he has built significant strategic business alliances and partnerships. Mr. Yuan served from 1980 to 1997 as Director of Product Development and Vice President, Marketing and Sales for Shanghai No. 7 Textile Company, where he was responsible for generating over $2 billion RMB (US $250 million) in additional sales. From 1998 to 2001, he served as General Manager for a joint venture with ESIC, a U.S. corporation, which specialized in manufacturing goods and products for U.S. companies. He sold this company to another Chinese enterprise and founded Oriental Media. Mr. Yuan is the brother of William Yuan, our Chairman, CEO and President.

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We intend to add an experienced CFO and necessary operating personnel upon obtaining the necessary financing. We are currently in discussions with qualified candidates to fill the CFO position.

Committees of the Board of Directors

We currently have two committees of our Board of Directors: the Audit Committee and the Compensation Committee.

The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. Our auditors report directly to the Audit Committee. Only independent directors may serve on the Audit Committee. There is currently one member of the Audit Committee: Mr. Keating. Mr. Keating also serves as our “audit committee financial expert”.

Under the applicable Securities and Exchange Commission standard, an audit committee financial expert means a person who has the following attributes:

•

An understanding of generally accepted accounting principles and financial statements;

•

The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•

Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities;

•

An understanding of internal controls and procedures for financial reporting; and

•

An understanding of audit committee functions.

The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. All members of our Compensation Committee must be independent directors. There are currently two members of the Compensation Committee, Cathryn Gawne and Robert McNamara. William Yuan, our Chief Executive Officer, participated in deliberations of the Board of Directors relating to his compensation.

Director Compensation

Directors who are also our employees receive no additional cash compensation for serving on the Board. We have issued stock to our Board members in the past, and will continue to do so for the foreseeable future. We reimburse non-employee directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors. On December 21, 2005, we issued 100,000 shares of common stock to Ms. Gawne and 50,000 shares of common stock to each of our other non-employee directors. We did not issue any shares of common stock to our directors in the year ended December 31, 2006.

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Executive Compensation

Compensation Philosophy and Overall Objectives

We believe that the compensation program for our Chief Executive Officer should be designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and to align the executive’s interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The compensation program should also be sufficient to attract and retain highly qualified leaders who can create value for the Company, as well as provide meaningful incentives for superior performance.

Setting Executive Compensation

Due to the unique nature of our Chief Executive Officer’s duties, our criteria for assessing executive performance and determining the compensation in any given year is inherently subjective and is not based upon specific formulas or weighting of factors. We also use companies in similar industries as benchmarks when initially establishing executive officers’ compensation. Our full Board of Directors reviewed and approved the compensation and employment agreement for our Chief Executive Officer.

Discussion of Specific Compensation Elements

Base Salary:  We determine the base salaries for all executive officers by reviewing company and individual performance, the value each executive officer brings to the Company, and general labor market conditions. The base salary for each executive officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria. The base salaries of executive officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of the Company and of the individual executive officer’s performance for the period. An increase or decrease in base pay may also result from a promotion or other significant change in an executive officer’s responsibilities during the year.

Performance-Based Incentive Compensation:  We do not have a performance-based incentive compensation program at this time.

Long-Term Incentive Compensation:  We plan to provide long-term incentive compensation through awards of stock options, restricted stock, and/or stock awards through stock and option plans. To date, no such plans have been adopted. Our equity compensation program is intended to align the interests of its executive officers with those of our shareholders by creating an incentive for our officers to maximize shareholder value. The equity compensation program will be designed to encourage officers to remain employed with the Company despite a competitive labor market, limited operating history and no revenue to date, and the possibility that we may not be able to sustain a market rate base salary. Stock options, stock grants, warrants and other incentives will be based on combination of factors including the need and urgency for such an executive, the experience level of the executive and the balance of such incentives with a lower than market base salary or fees that are paid in cash. We plan to grant to employees and consultants such incentives from time to time to maintain their continuing services, sometimes without increases in salaries or fees.

Deferred Compensation Benefits:  We do not have a deferred compensation program at this time.

Retirement Benefits:  We do not have a 401(k) plan or other retirement program at this time.

Executive Perquisites and Generally Available Benefits:  We have no executive perquisite program at this time.

Tax and Accounting Implications

We review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes.

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Role of Executive Officers in Compensation Decisions

Decisions as to the compensation of our executive officers are made by the Board of Directors based on recommendations by the Compensation Committee. The executive officers who are also Board members participate in the discussion and determination of their compensation.

The following Summary Compensation Table sets forth all compensation earned, in all capacities, during the fiscal years ended December 31, 2007 and 2006 by our (i) Chief Executive Officer, and (ii) executive officers, other than the Chief Executive Officer, whose salaries for the 2006 fiscal year as determined by Regulation S-B, Item 402, exceeded $100,000 (the individuals falling within categories (i) and (ii) are collectively referred to as the “Named Executive Officers”).

	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	Other	Total
William Yuan,	2007	$180,000(1)	-	-	-	-	-		$180,000(1)
Chief Executive Officer	2006	$180,000(1)	-	-	-	-	-		$180,000(1)

(1) Mr. Yuan’s employment agreement, effective January 1, 2006, provides for an annual base salary of $180,000. However, he received only $125,000 in the year ended December 31, 2007 and $0.00 in the year ended December 31, 2006. The balance of his base salary was accrued but not yet paid.

Outstanding Equity Awards At Fiscal Year-End

The following tables provide information on outstanding equity awards during the year ended December 31, 2006 to the Named Executive Officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
William Yuan, Chief Executive Officer	-	-	-	-	-

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Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William Yuan, Chief Executive Officer	-	-	-	-

Director Compensation

The following table sets forth information regarding compensation of our directors for the year ended December 31, 2006:

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
W. Yuan	-	-	-	-	-	180,000 (1)	-
S. Keating	-	-	-	-	-	-	-
R. McNamara	-	-	-	-	-	-	-
C. Gawne	-	-	-	-	-	-	-

(1)  Mr. Yuan’s accrued salary as CEO.

Employment Agreements; Termination of Employment and Change of Control Arrangements

We have entered into an employment agreement, effective January 1, 2006, with William Yuan, our Chief Executive Officer. The employment agreement has an initial term of three years with an annual salary of $180,000 reviewed and adjustable annually plus standard medical and dental insurance as well as paid vacation time of 15 days per year. The Compensation Committee will determine whether a performance-based bonus is appropriate.

Other than the employment agreement described above with Mr. Yuan, we do not have any employment agreements with our executive officers.

Limitation of Liability and Indemnification

Our certificate of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permissible under Delaware law. Additionally, we plan to enter into indemnification agreements with each of our officers and directors, and therefore purchasers of these securities may have a more limited right of action than they would have except for this limitation in the certificate of incorporation and bylaws. These agreements provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

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To the extent provisions of our certificate of incorporation provide for indemnification of directors for liabilities arising under the Securities Act or the Exchange Act, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy and therefore are unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes transactions, in addition to the employment and consulting agreements described above, to which we were or are a party and in which any of our directors, officers, or significant shareholders, or members of the immediate family of any of the foregoing persons, had or has a direct or indirect material interest. We believe that except with respect to the interest-free loans described below, the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

At September 30, 2007, our parent company and our subsidiaries were advanced $293,985 from our shareholders. Of these amounts, (a) $141,004 bears interest at the rate of 12% per annum, and $152,981 was a loan from William Yuan, founder and Chief Executive Officer of MediaG3, and bears interest at the rate of 8% per annum.  We also owe William Yuan accrued but unpaid salary of $180,000 for the calendar year 2006. Interest has been imputed according to Accounting Principles Board Opinion No. 21.

On July 28, 2004, Oriental Media entered into a License Agreement with MediaG3 California to license certain software. The licensed software is a set of source code and binary code capable of providing rich-media content delivery for opt-in and permission based email communications, including design and creation applications, deployment, scheduling and hosting servers, tracking and reporting modules. The License Agreement also covers related applications, documentations, installation, integration and on-site training. This license grants Oriental Media not only the rights to use but also marketing rights to resell and sub-license the software to other customers in China market. The License Agreement allows Oriental Media to independently develop additional versions and applications for the China market. The term of the License Agreement is ten years.

This license agreement was the result of a Gold Key program organized by the United States Commerce Department. The license business structure was offered to seven Chinese companies, including Oriental Media, at the same day in a conference room of the American Consulate General in Shanghai. The Gold Key program also helped to foster similar license discussions with Japanese, Irish, Dutch and Singapore companies.

At the time Oriental Media entered into the License Agreement, William Yuan, our CEO, served as President of and was a significant shareholder of Media G3 California, and (Wilmington) Huimin Yuan, his brother and our current General Manager, China Operations, served as an officer and was a significant shareholder of Oriental Media. The terms of the License Agreement were negotiated between the parties on an arms’ length basis, taking into consideration the terms of similar license agreements with third parties. In addition, as set forth above, the same licensing arrangements were presented by MediaG3 California to other unrelated companies as well as to Oriental Media. Our CEO, Mr. Yuan, remains a majority shareholder of MediaG3 California, but is no longer an officer of such company. Except for Mr. Yuan’s influence over Oriental Media by virtue of his position with our parent company, none of the board of directors, officers, shareholders or employees of MediaG3 California currently has any equity ownership or decision-making power in Oriental Media’s business. Likewise, none of the board directors, officers, shareholders or employees of Oriental Media has any equity ownership or decision-making power in MediaG3 California’s business. The board and management of MediaG3 California and Oriental Media make their respective business decisions solely based on each company’s best interest.

In October 2007, we acquired all rights to the licensed software from MediaG3 California in exchange for the issuance of an aggregate of 800,000 shares of common stock to the stockholders of MediaG3 California.  We are having a valuation performed on the software, and as of December 31, 2007, such value had not yet been determined.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2007, by each person or group of affiliated persons who we know beneficially owned 5% or more of our common stock, each of our directors, and all of our directors and executive officers as a group. Unless set forth to the contrary below, the address for all persons is c/o MediaG3, Inc., One Almaden Boulevard, Suite 310, San Jose, CA 95113.

Unless otherwise indicated in the footnotes to the table, the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own. The amount of shares owned by each shareholder in the following table was calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed. The total number of outstanding shares of common stock at January 31, 2008, was 19,534,270.

Name and Address of Shareholders	Number of Shares Owned	Percent of Shares Outstanding
William Yuan	6,000,000	30.72%
Steven Keating 2 Waterview Road Apt E-11 West Chester, PA 19380	50,000	0.26%
Robert McNamara 836 Tatra Court San Jose, CA 95136	50,000	0.26%
Cathryn S. Gawne Hopkins & Carley, A Law Corporation 70 S. First Street San Jose, CA 95113	100,000	0.51%
Qi Ding	600,000	3.07%
Jian Ying Tao	600,000	3.07%
(Wilmington) Huimin Yuan	1,887,500	9.66%
All Officers and Directors as a Group (four persons)	6,200,000	31.74%

As indicated in the table above, our executive officers and directors beneficially own, in the aggregate, 31.74% of our outstanding common stock.  As a result these shareholders may, as a practical matter, be able to influence all matters requiring shareholder approval including the election of directors, merger or consolidation and the sale of all or substantially all of our assets. This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

Ownership of Subsidiaries Prior to Acquisitions

Prior to our acquisition of Little Sheep, the ownership interests of Little Sheep were held as follows:

Name of Shareholder	Percent of Shares Outstanding
Jian Hua Tao	70%
Qi Ding	20%
(Wilmington) Huimin Yuan	10%

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Prior to our acquisition of Oriental Media, the ownership interests of Oriental Media were held as follows:

Name of Shareholder	Percent of Shares Outstanding
(Wilmington) Huimin Yuan	70%
Yi Fang Yuan	20%
Hao Liang Tan	5%
Bao Yuan Si	3%
Su Wei Zhang	2%

William Yuan and (Wilmington) Huimin Yuan are brothers, but there are no other family or other relationships among the principal shareholders of MediaG3.

SELLING STOCKHOLDERS

Based upon information available to us as of December 31, 2007, the following table sets forth the name of the selling stockholders, the number of shares of common stock owned by each selling stockholder that may be offered pursuant to this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling stockholders and may change from time to time.  Because the selling stockholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares that will be held by the selling stockholders upon termination of this offering.  In addition, some of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act.  See "Plan of Distribution."  As used in this prospectus, “selling stockholder” includes donees, pledges, transferees or other successors in interest selling shares of our common stock received from the named selling stockholder as a gift, pledge, distribution or other non sale-related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Unless otherwise disclosed in the footnotes to the table below, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates and owns less than 5% of our outstanding common stock.

At January 31, 2008, we had 19,534,270 shares of common stock issued and outstanding.

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Beneficial Ownership of Common Shares Prior to this Offering			Number of Shares to be Sold Under this Prospectus	Beneficial Ownership of Common Shares after this Offering
Selling Shareholder	Number of Shares	Percent of Class (%)		Number of Shares (1)	Percent of Class (%)
Allegiant Ventures, LLC (2)	13,630	*	13,630	-	-
Anzalone Family Trust (2)	142,198	*	14,220	127,978	*
Bastian, Debbie (3)	9,417	*	9,417	-	-
Blanchfield, Martha (3)	314	*	314	-	-
Choe, Won-Gil (3)	15,696	*	15,696	-	-
Ding, Qi	600,000	3.1	60,000	540,000	2.8
Dr. Nancy Chang Medical Professional Corporation (4)	13,688	*	13,688	-	-
Fang, Rongzhi (4)	1,088,207	5.6	1,088,207	-	-
Fil-Fibers Manufacturing Inc., Ltd. (2) (6)	2,520,935	12.9	252,094	2,268,841	11.6
Gawne, Cathryn S. (5)	100,000	*	10,000	90,000	*
Giannini, Neil (3)	2,522	*	2,511	-	-
Guo, Wei (6)	28,572	8	28,572	-	-
Grasso, Lawrence & Ross-Marie (4)	13,696	*	13,696	-	-
Halim, Hendry & Shui-Man Chan (4)	13,807	*	13,807	-	-
Harris, John Jr. (2)	787	*	787	-	-
Huang, Victor (3)	21,794	*	21,794	-	-
Huynh, Dennis (2)	787	*	787	-	-
Jiang, Wei Zhu (4)	25,576	*	25,576	-	-
Julien, Robert F. (2)	142,198	*	142,198	-	-
Keating, Steve (3) (5)	51,256	*	6,256	45,000	*
Knyazev, Igor (2)	630	*	630	-	-
Kynes Mill Company Ltd. (2)	2,679,201	13.7	267,920	2,411,281	12.3
Limas, Monica (3)	12,556	*	12,556	-	-
Louie, Daniel (3)	95	*	95	-	-
Lutes, Christopher T (2).	15,022	*	15,022	-	-
McNamara, Robert (5)	50,000	*	5,000	45,000	*
Min, Guo (4)	18,522	*	18,522	-	-
Nguyen, Nicole (3)	31,391	*	31,391	-	-
Oatman, William D. (2)	126,058	*	126,058	-	-
Oster, Kevin (3)	12,556	*	12,556	-	-
Peterson, Dean (2)	129,081	*	12,908	116,173	*
Pinnacle Asia Inc. (6)	666,571	3.4	66,657	599,914	3.1
Prior, Carol (3)	21,974	*	21,974	-	-
Shi, Bo Yuan	67,500	*	67,500	-	-
Signature Global (4)	216,504	1.1	216,504	-	-
Tan, Hong Liang	100,000	*	100,000	-	-

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Tao, Jian Ying	600,000	3.1	600,000	-	-
Xie, Siaoju (6)	20,000	*	20,000	-	-
Yuan, Dick (4)	14,986	*	14,986	-	-
Yuan, Huimin (Wilmington) (7)	1,887,500	9.7	188,750	1,698,750	8.7
Yuan, Quincey (4)	13,708	*	13,708	-	-
Yuan, William (3) (8)	6,670,260	34.1	1,270,260	5,470,000	33.1
Yuan, Yi Fang	450,000	2.3	450,000	-	-
Zhang, Min Min (4)	25,576	*	25,576	-	-
Zhang, Shu Wei	45,000	*	45,000	-	-
Zhang, Xingang (6)	20,000	*	20,000	--
Total	18,759,771	96.0	5,357,003	13,472,937	68.9

 *   Less than one percent.

(1) These numbers assume that each selling stockholder sells all of its shares prior to the completion of the offering.

(2)  Acquired shares pursuant to acquisition of ADML.

(3) Acquired shares pursuant to the acquisition of assets of MediaG3, Inc., a California corporation.

(4)  Acquired shares pursuant to the conversion of loans to the Company.

(5)  Ms. Gawne, Mr. Keating and Mr. McNamara are members of our Board of Directors.

(6)  Acquired shares pursuant to the acquisition of joint venture interest in BIT.

(7) Huimin (Wilmington) Yuan is the brother of William Yuan.

(8)  William Yuan is our founder and CEO and a member of our Board of Directors.

DESCRIPTION OF CAPITAL STOCK

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our certificate of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have previously been filed with the SEC.

Our authorized capital stock consists of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of  January 31, 2008, 19,534,270 shares of our common stock and no shares of our preferred stock were issued and outstanding.

41

Common stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of us, and after payment of creditors and preferred shareholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred stock

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the shareholders. Any preferred stock so issued by our Board of Directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change in control of us.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer agent and registrar

The transfer agent and registrar for our common stock is First American Stock Transfer, Phoenix, Arizona.

SHARES ELIGIBLE FOR FUTURE SALE

On January 31, 2008, 19,534,270 shares of our common stock were outstanding. Of the outstanding shares, none are immediately eligible for sale in the public market without restriction or further registration under the Securities Act. All outstanding shares of our common stock are “restricted securities” as such term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act or another exemption from registration.

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed one percent of the then outstanding shares of our common stock, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

42

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholders to offer and sell up to an aggregate of 5,357,003 shares of common stock at such times and at such places as they choose.  The decision to sell any shares is within the sole discretion of the holder thereof.

        The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts,

43

concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $30,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

44

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Hopkins & Carley, A Law Corporation, San Jose, California. Cathryn S. Gawne, of counsel to Hopkins & Carley, owns 100,000 shares of our common stock.

EXPERTS

The following financial statements appearing in this prospectus and registration statement have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting:

•

Our consolidated balance sheet as of December 31, 2006 and the related consolidated statements of operations and comprehensive loss, shareholder’s deficit and cash flows for the periods from January 1, 2005 to December 28, 2005, December 28, 2005 to December 31, 2005 (restated), and for the year ended December 31, 2006; and

•

The balance sheet of Shanghai Little Sheep Children's Product Development Limited as of December 31, 2005, and the related statements of operations and comprehensive loss, shareholders' equity, and cash flows for the period from May 20, 2005 (inception) to December 31, 2005.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, and does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

45

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated financial statements of MediaG3, Inc. and subsidiaries:

Report of Mayer Hoffman McCann P.C., independent registered public accounting firm

F-1

Consolidated balance sheets

F-2

Consolidated statements of operations and comprehensive loss

F-3

Consolidated statements of shareholders’ deficit

F-4

Consolidated statements of cash flows

F-5

Notes to consolidated financial statements

F-7

Financial statements of Shanghai Little Sheep Children's Product Development Limited:

Report of Mayer Hoffman McCann P.C., independent registered public accounting firm

F-19

Balance sheet

F-20

Statement of operations and comprehensive loss

F-21

Statement of shareholders’ equity

F-22

Statement of cash flows

F-23

Notes to financial statements

F-24

46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

MediaG3, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of MediaG3, Inc. and Subsidiaries as of December 31, 2006, and the related statements of operations and comprehensive loss, shareholders' deficit, and cash flows for the periods from January 1, 2005 to December 28, 2005, from December 28, 2005 to December 31, 2005 (restated), and for the year ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MediaG3, Inc. and Subsidiaries as of December 31, 2006, and the results of its operations and its cash flows for the periods from January 1, 2005 to December 28, 2005, from December 28, 2005 to December 31, 2005 (restated), and for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred operating losses and requires additional financing.  These conditions raise substantial doubt about the Company's ability to continue in existence.  Management's plans in response to these matters are also discussed in Note 1.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern.

/s/ Mayer Hoffman McCann P.C.

San Jose, California
August 6, 2007

F-1

MEDIAG3, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
		September 30, 2007
ASSETS	December 31, 2006	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$18,961	$12,526
Accounts receivable, net	41,144	3,349
Finished goods inventory, net	144,034	170,428
Other current assets	13,909	45,554
TOTAL CURRENT ASSETS	218,048	231,857

PROPERTY AND EQUIPMENT, NET	250,134	225,373
SOFTWARE, NET	84,592	7,210
TRADEMARK, NET	40,417	32,062
TOTAL ASSETS	$593,191	$496,502

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$293,595	$650,600
Other payables and accrued liabilities	486,677	728,290
Note payable - bank	-	220,000
Convertible short term notes payable	-	540,283
Due to related party	34,991	33,255
Due to shareholders	259,757	293,985
Software license payable, net	229,332	241,546
TOTAL CURRENT LIABILITIES	1,304,352	2,707,959

SHAREHOLDERS' DEFICIT
Preferred stock $.001 par value per share
5,000,000 shares authorized, none issued and outstanding	-	-
Common stock $.001 par value per share
45,000,000 shares authorized, 10,950,000 issued and outstanding	10,950	10,950
Additional paid-in capital	283,915	433,002
Accumulated deficit	(993,657)	(2,625,978)
Accumulated other comprehensive (loss) income	(12,369)	(29,431)
TOTAL SHAREHOLDERS' DEFICIT	(711,161)	(2,211,457)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$593,191	$496,502

See accompanying notes to consolidated financial statements

F-2

MEDIAG3, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	January 1 through December 28, 2005	December 28 through December 31, 2005		Nine Months Ended
	Predecessor Basis (Oriental Media)	Consolidated (restated)	Year Ended December 31, 2006	September 30, 2006 (unaudited)	September 30, 2007 (unaudited)

NET SALES	$33,634	$-	$298,995	$510,135	$441,311
COST OF SALES	4,926	-	267,982	282,436	332,641
GROSS PROFIT	28,708	-	31,013	227,699	108,670

OPERATING EXPENSES
Selling and distribution	-	-	7,457	232,215	119,326
General and administrative	110,129	5,260	828,437	397,521	1,449,657
TOTAL OPERATING EXPENSES	110,129	5,260	835,894	629,736	1,568,983
LOSS FROM OPERATIONS	(81,421)	(5,260)	(804,881)	(402,037)	(1,460,313)
OTHER EXPENSE	(26,624)	-	(52,563)	(37,724)	(172,008)

NET LOSS	(108,045)	(5,260)	(857,444)	(439,761)	(1,632,321)

TRANSLATION GAIN (LOSS)	(6,029)	-	(6,340)	(683)	(17,062)

COMPREHENSIVE LOSS	$(114,074)	$(5,260)	$(863,784)	$(440,444)	$(1,649,383)

WEIGHTED AVERAGE SHARES OUTSTANDING	-	7,927,273	10,950,000	10,950,000	10,950,000
NET LOSS PER SHARE - Basic and Diluted	$0.00	$0.00	$(0.08)	$(0.04)	$(0.15)

See accompanying notes to consolidated financial statements

F-3

MEDIAG3, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
						Accumulated
	Common			Additional		other
	Stock	Common	Registered	paid-in	Accumulated	comprehensive
	Shares	Stock	Capital	capital	deficit	loss	Total

Balance at December 31, 2004 predecessor basis (Oriental Media)	-	$-	$120,773	$-	$(22,908)	$-	$97,865
Net loss for the period	-	-	-	-	(108,045)	(6,029)	(114,074)
Balance at December 28, 2005 predecessor basis (Oriental Media)	-	-	120,773	-	(130,953)	(6,029)	(16,209)
Shares issued in exchange for predecessor stock	2,250,000	2,250	(120,773)	118,523	-	-	-
Shares issued in exchange for computer equipment	6,000,000	6,000	-	-	-	-	6,000
Shares issued in exchange for pre-acquisition fees and services	200,000	200	-	-	-	-	200
Acquisition of Little Sheep	2,500,000	2,500		165,392	-	-	167,892
Net loss for the year	-	-	-	-	(5,260)	-	(5,260)
Balance at December 31, 2005 (restated)	10,950,000	10,950	-	283,915	(136,213)	(6,029)	152,623
Net loss for the period	-	-	-	-	(857,444)	-	(857,444)
Translation loss	-	-	-	-	-	(6,340)	(6,340)
Balance at December 31, 2006 consolidated	10,950,000	10,950	-	283,915	(993,657)	(12,369)	(711,161)
Convertible notes	-	-	-	149,087	-	-	149,087
Net loss for the period	-	-	-	-	(1,632,321)	-	(1,632,321)
Translation loss	-	-	-	-	-	(17,062)	(17,062)
Balance at September 30, 2007 consolidated (unaudited)	10,950,000	$10,950	$-	$433,002	$(2,625,978)	$(29,431)	$(2,211,457)

See accompanying notes to consolidated financial statements

F-4

MEDIAG3, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor basis Oriental Media January 1 through December 28, 2005	December 28 through December 31, 2005 consolidated (restated)	December 31, 2006	September 30, 2006 (unaudited)	September 30, 2007 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(108,045)	$(5,260)	$(857,444)	$(439,761)	$(1,632,321)
Add (deduct) non cash items
Depreciation on fixed assets	983	200	30,482	22,954	25,482
Amortization on software	96,881	-	100,117	71,022	77,622
Amortization on trademark	-	-	9,187	6,652	7,817
Amortization of discount on software license payable to interest expense	24,871	-	25,550	19,023	13,153
Amortization of discount on convertible notes payable to interest expense	-	-	-	-	93,235
Allowance for doubtful accounts	-	-	(210,494)	(78,663)	1,646
Allowance for inventories	-	-	(4,959)	-	(5,228)
Allowance for sales returns	-	-	5,942	(26,293)	(8,292)
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable	(8,030)	-	391,430	327,059	44,441
Due from a related company	(3,717)	-	-	-	-
Finished goods inventory	-	-	60,871	53,385	(21,166)
Other current assets	(1,322)	-	6,575	3,496	(31,645)
Increase (decrease) in:
Accounts payable	7,460	5,060	(15,911)	(90,626)	357,005
Other payables and accrued liabilities	3,374	-	254,124	190,840	241,613
Net cash (used in) provided by operating activities	12,455	-	(204,530)	59,088	(836,638)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired through acquisitions	-	104,185	-	-	-
Purchase of trademark	-	-	(49,798)	(49,798)	-
Purchase of property and equipment	-	-	(17,944)	(4,959)	(3,359)
Net cash provided (used) by investing activities	-	104,185	(67,742)	(54,757)	(3,359)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayments to) related company	-	-	4,098	685	(1,736)
Proceeds from shareholders	-	-	183,460	92,085	34,228
Proceeds from note payable to a bank	-	-	-	-	220,000
Proceeds from convertible short term notes payable and warrants	-	-	-	-	595,840
Net cash provided by financing activities	-	-	187,558	92,710	848,332
NET INCREASE (DECREASE) IN CASH	12,455	104,185	(84,714)	97,041	8,335
EFFECT OF EXCHANGE RATES ON CASH	(4,680)	-	(510)	(1,813)	(14,770)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,967	-	104,185	104,185	18,961
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,742	$104,185	$18,961	$199,413	$12,526

CASH PAID FOR INTEREST	$-	$-	$-	$-	$18,358
	(CONTINUED)

F-5

	Predecessor basis Oriental Media January 1 through December 28, 2005	December 28 through December 31, 2005 (restated)	December 31, 2006	September 30, 2006 (unaudited)	September 30, 2007 (unaudited)
NON CASH TRANSACTIONS
INVESTING ACTIVITIES
Purchase of Little Sheep Children's Development Co. Ltd.	$-	$167,892	$-	$-	$-
in exchange for 2,500,000 shares of common stock
Purchase of Oriental Media Communications, Limited	$-	$136,977	$-	$-	$-
in exchange for 2,2500,000 shares of common stock
Acquisition of computer equipment in exchange for	$-	$6,000	$-	$-	$-
6,000,000 shares of common stock
Discount on convertible notes payable recorded as additional paid-in capital	$-	$-	$-	$-	$105,437
Discount on warrants recorded as additional paid-in capital	$-	$-	$-	$-	$43,650

See accompanying notes to consolidated financial statements

F-6

MEDIAG3 AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)

Organization

MediaG3, Inc. (“MediaG3” or “the Company”) was incorporated in the State of Delaware on December 21, 2005, and became an operating company immediately upon acquiring two operating subsidiaries on December 28, 2005. MediaG3’s principal place of business is in San Jose, California, USA.

MediaG3 is principally engaged in the design and sales of interactive marketing solutions for companies of all sizes.

Shanghai Little Sheep Children’s Product Development Limited (“Little Sheep”), a wholly owned subsidiary of MediaG3, was incorporated as a Limited Liability Company in the People’s Republic of China (“PRC”) on May 20, 2005 with its principal place of business in Shanghai, PRC.

Little Sheep is principally engaged in the design, sales and distribution of children’s wear in the PRC.

On December 28, 2005 Little Sheep and its shareholders executed a Stock Purchase Agreement and Plan of Reorganization with MediaG3, whereby MediaG3 issued 2,500,000 shares of its restricted common stock for 100% of Little Sheep.

Shanghai Oriental Media Communications, Limited (“Oriental Media”), was incorporated as a Company with Limited Liability in the People’s Republic of China (“PRC”) on April 8, 2004 with its principal place of business in Shanghai, PRC.

Oriental Media is principally engaged in the design, development and maintenance of websites, network advertisement, database management and network consulting.

On December 28, 2005, Oriental Media and its shareholders executed a Stock Purchase Agreement and Plan of Reorganization with MediaG3, whereby MediaG3 issued 2,250,000 of its restricted common stock for 100% of Oriental Media.  The acquisition of Oriental Media is considered to be an acquisition of an entity under common control.  As a result, the Company’s consolidated financial statements include Oriental Media’s historical balance sheet and related statements of income, of stockholders’ equity and of cash flows for all periods presented.

(B)

Principles of consolidation

The consolidated financial statements include the accounts of MediaG3 and its wholly owned subsidiaries from the date of acquisition, and are prepared in accordance with accounting principles generally accepted in the United States of America.  All inter-company accounts and transactions have been eliminated.

Certain amounts in previous periods have been reclassified to conform to the current presentation.  The reclassifications had no impact on total assets or net loss as previously reported.

(C)

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

(D)

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company is newly established and has incurred operating losses since inception of $2,625,978 and has negative working capital of $2,476,102 as of September 30, 2007. As a result the Company's continuance depends on its ability to raise additional capital.  There is no absolute assurance that the Company will be able to raise the needed capital to sustain its operation and continue as a going concern.  The management's plan is to raise $60 million of capital through offerings of common stock and debt.

Specifically, management's plan is to raise financing of approximately $20,000,000 in the first phase and $40,000,000 in the second phase. Management believes these amounts will be sufficient to finance the continuing operations for the next three years. However, there is no assurance that the Company will be successful in raising such financing.

(E)

Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposits with a bank with an original maturity of less than 3 months.

(F)

Accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in a requirement for additional allowances in the future.  The Company determines the allowance based on historical write-off experience, current market trends, and customers ability to pay outstanding balances.  The Company continually reviews its allowance for doubtful accounts.

(G)

Finished goods inventory

Inventories are stated at the lower of cost or market value, cost being determined on a first in, first out method.  The Company provides for inventory allowances for excess and obsolete inventories determined principally by customer demand and each inventory item’s activity.  Inventories consist of finished goods.

(H)

Intangible assets

The Company amortizes intangible assets, which consist of a purchased software and trademark, over their estimated useful lives unless such lives are deemed indefinite.  Amortizable intangible assets are tested for impairment based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised valued.  Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required.

(I)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation and amortization are provided on a straight-line basis, less estimated residual value over the asset’s estimated useful lives.  The estimated useful lives are as follows:

Software

3 years

Machinery

10 years

Other equipment

5 years

Office equipment

3 years

Leasehold improvements

3 years

F-8

(J)

Long-lived assets

The Company reviews property and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability is measured by comparison of the assets’ carrying amount to future undiscounted net cash flows the assets are expected to generate.  Cash flow forecasts are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.  If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.  The Company did not record any impairment of long-lived assets during the years ended December 31, 2005 and 2006 or for the nine months ended September 30, 2007.

(K)

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosure about Fair Value of Financial Instruments,” requires certain disclosures regarding the fair value of financial instruments. Cash, receivables, payables and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

(L)

Revenue recognition

The Company’s revenue is derived by providing professional services for website design, development and maintenance, network advertisement, database management and network consulting, and by the sale of children’s wear in the PRC.

To the extent that a website design or development contract extends over multiple accounting periods, revenues are recognized based on the percentage of completion method.  Revenues from customer contracts requiring significant production, modifications, or customization are recognized over the installation and customization period.  Labor hours and direct project expenses are used to determine the stage of completion.  Revisions in estimated contract profits are made in the period, in which the circumstances requiring the revision become known.  Provisions, if any, are made currently for anticipated losses on uncompleted contracts.

Revenues from network advertisement, database management and network consulting are recognized when services are rendered and obligations under related contracts are fulfilled.

Revenues from sales of children’s wear are recognized upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is reasonably assured.

Children’s wear merchant customers can return the merchandise in exchange for different merchandise at full value within 90 days. Returns are provided in the allowance for sales returns based upon the individual evaluation of each customer’s historical returns.  During 2007, the Company changed the period to return the merchandise from 90 days to 60 days.

If a merchant customer can no longer operate its business due to causes beyond human control, such as war, major natural disaster and death etc., then the Company would take back the remaining merchandise at half the sales price.  No provision for returns under this provision has been made, since there is no evidence or history of impairment, nor are any potential losses reasonably estimatible.

The Company assesses collectibility based on a number of factors, including past transaction history with the customer and the credit worthiness of the customer.  The Company generally does not request collateral from its customers.  If the Company determines that collection of an account is not probable, it defers the amount and recognizes revenue at the time collection becomes probable, which is generally upon receipt of cash.

F-9

(M)

Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”).  Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Utilization of net operating losses and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions.  The annual limitation may result in the expiration of net operating losses and tax credits before utilization.

The Company provides a valuation allowance for deferred tax assets when it is more likely than not that the net deferred tax assets will not be realized. At September 30, 2007, the Company had deferred tax assets of $2,262,384 consisting of net operating loss carryforwards. Based on a number of factors, including the lack of a history of profits and future projected taxable income; management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided.

(N)

Foreign currency translation

The functional currency of the Company’s children’s wear and software services subsidiaries is the Chinese Renminbi (“RMB”).  Foreign currency transactions during the year are translated to RMB at the approximate rates of exchange on the dates of transactions.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired.  Exchange gains or losses are recorded in the statement of operations.

The financial statements are translated into United States dollars (“US$”) using the closing rate method.  The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates.  The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the period.  All translation differences are recorded as accumulated comprehensive loss within shareholder’s deficit.

(O)

Other comprehensive income (loss)

The foreign currency translation gain or loss resulting from translation of the consolidated financial statements expressed in RMB to the US$ is reported as other comprehensive loss or gain in the consolidated statements of operations and comprehensive loss, and as a separate component of shareholders’ deficit in the consolidated balance sheets.

(P)

Recent accounting pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements. FIN 48 requires that the Company determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority. If a tax position meets the “more likely than not” recognition criteria, FIN 48 requires the tax position be measured at the largest amount of benefit greater than 50 percent likely of being realized upon ultimate settlement. This accounting standard is effective for fiscal years beginning after December 15, 2006. The Company does not believe the effect, if any, of adopting FIN 48 will have a material impact on the Company’s financial position and results of operations.

F-10

In June 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) Issue 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement,”(EITF 06-3). In EITF 06-3, a consensus was reached that entities may adopt a policy of presenting taxes assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, including but not limited to sales and value-added taxes in the income statement on either a gross or net basis. If an entity reports these taxes on a gross basis, the entity should disclose its policy of presenting taxes and the amount of taxes if reflected on a gross basis in the income statement if that amount is significant. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company presents revenues net of sales and value-added taxes in its consolidated statement of operations in accordance with EITF 06-3.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB No. 108, addresses quantifying the financial statement effects of misstatements; specifically, how the effects of prior year uncorrected misstatements must be considered in quantifying misstatements in the current year financial statements. In addition, SAB No. 108 provides guidance on the correction of misstatements, including the correction of prior period financial statements for immaterial misstatements. Importantly, SAB No. 108 offers a “one-time” special transition provision for correcting certain prior year misstatements that were uncorrected as of the beginning of the fiscal year of adoption. SAB No. 108 is effective for fiscal years ended after November 15, 2006.  The Company expects to adopt this standard during the fourth quarter of fiscal year 2007. The Company does not expect the adoption of this standard to significantly impact its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which establishes a framework for measuring fair value and expands disclosures about the use of fair value measurements and liabilities in interim and annual reporting periods subsequent to initial recognition. Prior to the issuance of SFAS 157, which emphasizes that fair value is a market-based measurement and not an entity-specific measurement, there were different definitions of fair value and limited definitions for applying those definitions in GAAP. SFAS 157 is effective for the Company on a prospective basis for the reporting period beginning January 1, 2008. The Company does not believe the effect, if any, of adopting SFAS 157 will have a material impact on the Company’s financial position and results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment to FASB Statement No. 115, (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  SFAS 159 is effective January 1, 2008.  We are currently evaluating the impact of SFAS 159 on our consolidated financial statements.

(Q)

Advertising Expense

Advertising costs are expensed as incurred.  Advertising expense was $0 and $19,744, for the years ended December 31, 2005 and 2006, and $9,476 and $0 for the nine months ended September 30, 2006 (unaudited) and 2007 (unaudited), respectively.

F-11

2.

SEGMENTS AND GEOGRAPHIC INFORMATION DISCLOSURE

The Company operates in two reportable segments, the distribution of children’s wear, and the development and management of software, as defined by Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (“SFAS 131”). The Company designs, develops, markets and sells its products in the PRC.

Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the management in deciding how to allocate resources in assessing performance.

Nine-Month Periods Ended
September 30,
2007	2006
(unaudited)	(unaudited)

	Children’s wear	Software Services	Corporate	Total	Children’s wear	Software Services	Corporate	Total

Net Sales	$416,936	$24,375	$-	$441,311	$501,975	$8,160	$-	$510,135
Cost of sales	325,260	7,381	-	332,641	281,064	1,372	-	282,436
Gross profit	91,676	16,994	-	108,670	220,911	6,788	-	227,699
Operating expenses	216,110	116,415	1,236,458	1,568,983	237,005	95,619	297,112	629,736
Operating loss	(124,434)	(99,421)	(1,236,458)	(1,460,313)	(16,094)	(88,831)	(297,112)	(402,037)
Non-operating expense	(15,692)	(17,525)	(138,791)	(172,008)	(14,686)	(20,355)	(2,683)	(37,724)
Net loss	$(140,126)	$(116,946)	$(1,375,249)	$(1,632,321)	$(30,780)	$(109,186)	$(299,795)	$(439,761)

Twelve months period ended December 31, 2006

	Corporate	Children's wear	Media	Total
Net Sales	$-	$290,668	$8,327	$298,995
Cost of sales	-	261,822	6,160	267,982
Gross profit	-	28,846	2,167	31,013
Operating expenses	562,156	139,573	134,165	835,894
Operating loss	(562,156)	(110,727)	(131,998)	(804,881)
Non-operating expense	(3,780)	(15,935)	(32,848)	(52,563)
Net loss	$(565,436)	$(126,662)	$(164,846)	$(857,444)

All of the Company’s revenues were generated in the PRC.  Substantially all of the Company’s net fixed assets were located in the PRC as of December 31, 2005, December 31, 2006, and September 30, 2007.  Thre were no significant purchases of fixed assets during the periods ended September 30, 2007 and 2006.

3.

ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	September 30, 2007	December 31, 2006
	(unaudited)
Accounts receivable	$64,804	$109,245
Less: allowance for doubtful accounts	(37,512)	(35,866)
Less: allowance for sales returns	(23,943)	(32,235)
Accounts receivable, net	$3,349	$41,144

4.

OTHER CURRENT ASSETS

Other current assets consists of the following:

	September 30, 2007	December 31, 2006
	(unaudited)
Rental deposit	$4,344	$4,344
Other receivables	10,897	2,939
Prepayments	7,850	4,196
Trade deposit	22,463	2,430
	$45,554	$13,909

F-12

5.

PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	September 30, 2007	December 31, 2006
	(unaudited)
Machinery and office equipment	$285,406	$282,489
Less: accumulated depreciation	(59,833)	(32,355)
	$225,373	$250,134

The depreciation expense for the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2006 (unaudited) and 2007 (unaudited) was $1,183, $30,482, $22,954 and $25,482, respectively.

6.

SOFTWARE

Software consists of the following:

	September 30, 2007	December 31, 2006
	(unaudited)
Software	$189,393	$189,393
Less: accumulated amortization	(182,183)	(104,801)
	$7,210	$84,592

The amortization expense for the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2006 (unaudited) and 2007 (unaudited) was $96,881, $100,117, $71,022 and $77,622, respectively.

The software is licensed by our subsidiary Oriental Media.  The software is designed and used for providing rich-media content delivery. The software includes all source code, binary code, applications and documentations.  The software can also be sub-licensed to other customers in China.

The software was acquired from the licensor subsequent to September 30, 2007, which will eliminate the license and the related software license liability (See Note 18 – Subsequent Events).

7.

TRADEMARK, NET

	September 30, 2007	December 31, 2006
	(unaudited)
Trademark	$49,798	$49,798
Less: accumulated amortization	(17,736)	(9,381)
	$32,062	$40,417

The amortization expense for the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2006 (unaudited) and 2007 (unaudited) was $0, $9,187, $6,652 and $7,817, respectively.

F-13

8.     NOTE PAYABLE, BANK

In August 2007, the Company borrowed $220,000 from a bank under a loan with a limit of $300,000.  The loan bears interest at the prime rate plus 2%, with a minimum rate of 7.75%, and is due one year from execution.  Each advance under this agreement is subject to a 1% processing fee.  There is a $2,000 facility fee for the gross amount financed, due upon execution of documents.  The note is collateralized by all of the Company’s assets, including intellectual property, and is guaranteed by shareholders owning 25% or more of the Company’s common stock.

9.

OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities consisted of the following:

	September 30, 2007	December 31, 2006
	(unaudited)
Other payables	$155,207	$180,963
Compensation payable to shareholder	180,000	180,000
Accrued expenses	144,396	40,170
Customer deposits	56,660	39,075
Accrued interest	67,832	20,512
Employee benefits payable	28,327	10,385
Accrued staff salaries	82,907	6,976
Other taxes payable	8,699	4,357
Accrued staff welfare	4,262	4,239
	$728,290	$486,677

10.

CONVERTIBLE SHORT TERM NOTES PAYABLE

	September 30, 2007	December 31, 2006
	(unaudited)
Convertible short term notes payable	$595,840	$-
Less: discount on convertible short term notes payable	(55,557)	-
	$540,283	$-

The Company has outstanding $595,840 in 12% convertible short-term notes due in less than one year.

Holders of the notes may, at their option, convert the outstanding principal and interest into common stock based on the applicable conversion price in accordance with the note terms at prices ranging from $1.25 to $3.00 per share, or the closing bid price of the stock at the note maturity date, less a fifteen percent (15%) discount, whichever is lower.

Amortization expense charged to interest expense was $93,235 for the nine month period ended September 30, 2007.  There was no amortization discount in 2006.

Some of these notes include warrants aggregating rights to purchase 243,000 shares at prices ranging from $1.50 to $3.00 per share.  These warrants expire forty-eight (48) months from the Closing Date on May 24, 2012.

The Company includes the additional shares of common stock contingently issuable under the notes in its diluted EPS calculation on an if-converted basis. (See Note 13).

F-14

11.

SOFTWARE LICENSE PAYABLE AND SHORT TERM NOTE

The short-term note for software license payable consisted of the following:

	September 30, 2007	December 31, 2006
	(unaudited)
Software license payable	$241,546	$241,546
Discount on software license payable	-	(12,214)
	$241,546	$229,332

The $241,546 software license payable is shown net of $12,214 accumulated discount at December 31, 2006.  The discount was fully amortized at September 30, 2007.  The discount was amortized monthly on a straight-line basis, which approximates the effective interest method.  Interest expense for the years ended December 31, 2005 and 2006 and for the nine months ended September 30, 2006 (unaudited) and 2007 (unaudited) was $24,871, $25,550, $19,023 and $13,153, respectively.

The rights to the software subject to the license was acquired from the licensor subsequent to September 30, 2007.  See Note 18 – Subsequent Events.

12.

COMMITMENTS

Lease commitments

The Company and its two subsidiaries lease office facilities from third parties under operating lease agreements. As of September 30, 2007, future minimum rental payments required under these leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

2008	$89,000
2009	41,000
2010	6,000
2011	6,000
Thereafter	21,000
$163,000

13.

LOSS PER SHARE CALCULATION

Basic earnings per share (“EPS”) are computed by dividing net loss by the weighted average number of common shares outstanding during the period. Basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period.

For all periods presented warrants and convertible securities (as disclosed in Note 10) were not included in the calculation of loss per share because the effect would have been antidilutive.

14.

SHAREHOLDERS’ EQUITY

The authorized stock of the Company consists of 45,000,000 shares of common stock, $.001 par value, of which 10,950,000 shares were outstanding at December 31, 2006 and September 30, 2007 (unaudited).

F-15

6,200,000 shares of common stock were issued to the founders of the Company for services and in exchange for fixed assets during 2005.  These services and fixed assets were valued by the Company’s Board of Directors at $6,200 in the aggregate, or $0.001 per share.  The fixed assets include computer and network equipment with a fair market value of $6,000 and services, which were valued at $200, and consisted of participation by the founders in the pre-incorporation Board meeting.

2,250,000 shares of common stock were issued effective December 28, 2005 for all outstanding shares of Oriental Media.

2,500,000 shares of common stock were issued on December 28, 2005 for all outstanding shares of Little Sheep.

15.

ACQUISITIONS

Little Sheep:

On December 28, 2005, the Company executed a Stock Purchase Agreement and Plan of Reorganization with Shanghai Little Sheep Children’s Product Development Limited, a People’s Republics of China (PRC) Corporation (“Little Sheep”), whereby the Company issued 2,500,000 shares of its restricted common stock for 100% of Little Sheep.

The purchase price of $167,892 ($.07 per share) for Little Sheep was at net book value.  This was considered fair value since current assets were at face value, after valuation adjustments for accounts receivable and inventory.  Fixed assets were valued at fair market value, since they had been acquired over the prior several months at market value, which had been subject to depreciation.  Liabilities were valued at the value assumed.  Due to the short operating history of Little Sheep, there was no goodwill or intangibles recorded as a result of this acquisition.

Assets

Cash and cash equivalents

$

91,443

Accounts receivable, net of allowances

219,992

Inventories, net

199,945

Other receivables

8,950

Value added tax recoverable

9,197

Property and equipment, net

255,259

Total Assets

784,786

Liabilities

Accounts payable

296,987

Other payables

95,575

Accrued staff welfare

3,283

Accrued staff salaries

2,877

Customer deposits

16,482

Liabilities from sales returns

104,898

Taxes payable

376

Due to shareholder

61,805

Due to related companies

34,611

Total Liabilities

616,894

Net Purchase Price

$

167,892

=========

Oriental Media:

On December 28, 2005, MediaG3 executed a Stock Purchase Agreement and Plan of Reorganization with Shanghai Oriental Media Communications, Limited, a People’s Republics of China (PRC) Corporation (“Oriental Media”), whereby MediaG3 issued 2,250,000 shares of its restricted common stock for 100% of the stock of the Company.

F-16

The acquisition of Oriental Media is considered to be an acquisition of any entity under common control. As a result, the Company’s consolidated financial statements include Oriental Media’s historical balance sheet and related statement of income, of stockholders equity and of cash flows for all periods presented.

16.

RELATED PARTY TRANSACTIONS

As of September 30, 2007 (unaudited) and December 31, 2006, the Company and its subsidiaries were advanced $293,985 and $259,757, respectively, from shareholders of the Company.  Of these amounts, $141,004 bears interest at the rate of 12% per annum.  The remaining amount of $152,981 was a loan from William Yuan, founder and Chief Executive Officer of the Company, in 2006, and bears interest at the rate of 8% per annum.

The Company owed a related company $33,255 and $34,991 for short-term debt as of September 30, 2007 (unaudited) and December 31, 2006.  Interest is charged at 12% per annum on the amount owed.  This transaction was negotiated at arms’ length.

17.

2005 RESTATEMENT

The Company has determined that the acquisition of Oriental Media by the Company on December 28, 2005 was a business combination between “entities under common control” as defined by the Securities and Exchange Commission.  As a result, in accordance with SFAS 141, Business Combinations, the acquisition of Oriental Media by the Company should be treated in a manner similar to a pooling of interests rather than as a purchase, with the acquisition being recorded at the carrying value of the assets and liabilities (predecessor basis) acquired instead of using purchase accounting under SFAS 141 and recording the acquisition at fair value.  Consequently, the consolidated balance sheet of the Company as of December 31, 2005 has been restated to no longer reflect any goodwill associated with the acquisition of Oriental Media.  The effect of this restatement on the December 31, 2005 consolidated balance sheet of the Company is as follows:

	As Previously Reported	As Restated
Consolidated:
Goodwill	$153,186	$-
Additional paid-in capital	$300,119	$283,915

Because the restatement only related to the consolidated balance sheet, previously reported net sales, operating income, net income and earning per share remained the same.

18.  SUBSEQUENT EVENTS

Subsequent to the quarter ended September 30, 2007, the Company entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (the “Investor”).  Pursuant to this Agreement, the Investor shall commit to purchase up to $15,000,000 of the Company’s common stock over the course of 36 months.  The amount that the Company is entitled to request from each purchase (“Puts”) shall be equal to, at the Company’s election, either (i) up to $500,000 or (ii) 200% of the average daily trading volume of the common stock for the ten trading days prior to the applicable Put Notice Date (as defined in the Investment Agreement).  The Put Date shall be the date that the Investor receives a put notice of a draw down by the Company.  The purchase price shall be set at 93% of the lowest closing Best Bid price (as defined in the Investment Agreement) of the common stock during the pricing period.  The pricing period shall be the five trading days after the Put Notice Date.

In connection with the Agreement, the Company entered into a Registration Rights Agreement with the Investor (“Registration Agreement”).  Pursuant to the Registration Agreement, the Company is obligated to file a registration statement with the Securities and Exchange Commission (SEC) covering 7,000,000 shares of the common stock underlying the Investment Agreement within 21 days of the execution date.  The Company is not currently in compliance with this deadline, but anticipates that the Registration Statement will be filed as soon as possible.  In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the execution date.

F-17

In October 2007, the Company acquired all rights to the software it licensed from a related party for 800,000 shares of common stock.  The Company is having a valuation performed on the software.  In addition, in November 2007, the Company acquired certain assets from ADML.  These assets include (i) five United States patents, one European patent, one China counterpart patent, and accompanying intellectual property; (ii) fixed assets such as computers and test equipment; (iii) certain inventory; and (iv) work in process.  In consideration for these assets, we issued to ADML an aggregate of 6,000,000 shares of restricted common stock.

In December 2007, the Company acquired 94% of Broadband Information Technologies, Ltd. (“BIT”), a Liechtenstein company responsible for business and sales channel development of ADML’s broadband wireless product in the China market.  The Company issued an aggregate of 1,340,000 shares of restricted common stock to the five holders of BIT from whom the interest was acquired.  The control of BIT allows the Company to secure already established partnership and marketing channels in China.

The Company is currently having a valuation performed on the assets acquired in the above transactions.  As of September 30, 2007, such value was not yet determined.

In November 2007, the Company entered into a note and equity purchase agreement with an individual and issued a convertible promissory note in the original principal amount of $300,000.  The note bears interest at the rate of 10% per annum and matures in 12 months from the date of the note.  The holder of the note may, at his option, convert the outstanding principal and interest into common stock at the then market price.  The Company will also issue to the holder of the note shares of the Company’s common stock with an aggregate value equal to 10% of the principal amount of the note divided by $3.00 per share.  Such shares will be issued on the earlier to occur of (i) conversion of the note and (ii) maturity of the note.

In December 2007, the Company repaid in full the loan referenced in Note 8.

In January 2008, holders of the Company’s convertible notes in an aggregate amount of $662,406 (principal plus accrued but unpaid interest) elected to convert such amount to shares of the Company’s common stock. The above-referenced amount was converted to an aggregate of 444,270 shares of common stock.

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Shanghai Little Sheep Children's Product Development Limited

We have audited the accompanying balance sheet of Shanghai Little Sheep Children's Product Development Limited as of December 31, 2005, and the related statements of operations and comprehensive loss, shareholders' equity, and cash flows for the period from May 20, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shanghai Little Sheep Children’s Product Development Limited as of December 31, 2005, and the results of its operations and its cash flows for the period from May 20, 2005 (inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred operating losses and requires additional financing.  These conditions raise substantial doubt about the Company's ability to continue in existence.  Management's plans in respond to these matters are also discussed in Note 1.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern.

/s/ Mayer Hoffman McCann P.C.

San Jose, California
February 12, 2007

F-19

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
BALANCE SHEET
AS OF DECEMBER 31, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$91,443
Accounts receivable, net	219,992
Inventories, net	199,945
Other current assets	18,147
TOTAL CURRENT ASSETS	529,527

EQUIPMENT, NET	255,259

TOTAL ASSETS	$784,786

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$296,987
Other payables and accrued liabilities	118,593
Liabilities from sales returns	104,898
Due to shareholders	61,805
Due to related companies	34,611
TOTAL CURRENT LIABILITIES	616,894

SHAREHOLDERS' EQUITY
Registered capital	603,865
Accumulated deficit	(444,160)
Accumulated other comprehensive income	8,187
TOTAL SHAREHOLDERS' EQUITY	167,892

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$784,786

See accompanying notes to financial statements

F-20

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE PERIOD FROM MAY 20, 2005 (INCEPTION) TO DECEMBER 31, 2005

NET SALES	$438,012
COST OF SALES	531,986

GROSS PROFIT (LOSS)	(93,974)

OPERATING EXPENSES
Selling and distribution	299,856
General and administrative	50,330
TOTAL OPERATING EXPENSE	350,186

NET LOSS	(444,160)

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	8,187

COMPREHENSIVE LOSS	$(435,973)

See accompanying notes to financial statements

F-21

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM MAY 20, 2005 (INCEPTION) TO DECEMBER 31, 2005

	Registered capital	Accumulated deficit	Accumulated other comprehensive income	Total

Capital contributions from shareholders	$603,865	$-	$-	$603,865

Net loss for the period	-	(444,160)	-	(444,160)

Other comprehensive income -
unrealized gains on translations
arising during the period	-	-	8,187	8,187
Balance at December 31, 2005	$603,865	$(444,160)	$8,187	$167,892

See accompanying notes to financial statements

F-22

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MAY 20, 2005 (INCEPTION) TO DECEMBER 31, 2005

NET CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(444,160)
Adjusted to reconcile net income to cash used
in operating activities:
Depreciation on fixed assets	11,089
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	(219,992)
Inventories, net	(199,945)
Other current assets	(18,147)
Increase (decrease) in:
Accounts payable	296,987
Other payables and accrued liabilities	102,111
Customer deposits	16,482
Accrued liabilities from sales returns	104,898
Due to related company	3,709
Net cash used in operating activities	(346,968)

NET CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant and equipment	(266,093)
Net cash used in investing activities	(266,093)

NET CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution from shareholders	603,865
Due to shareholders	61,805
Due to related company	30,902
Net cash provided by financing activities	696,572

EFFECT OF EXCHANGE RATES ON CASH	7,932

NET INCREASE IN CASH AND CASH EQUIVALENTS	91,443

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$91,443

See accompanying notes to financial statements

F-23

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
NOTES TO FINANCIAL STATEMENTS

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

The accompanying financial statements were prepared under Generally Accepted Accounting Principles (GAAP) in the United States.

(A)

Organization

Shanghai Little Sheep Children’s Product Development Company Limited (“Little Sheep”) was incorporated as a Limited Liability Company in the People’s Republic of China (“PRC”) on May 20, 2005, and commenced operations shortly thereafter, with its principal place of business in Shanghai, PRC.  In accordance with the Articles of Association of Little Sheep, the registered capital of Little Sheep of $603,865 (RMB 5,000,000) was fully contributed in cash on May 20, 2005 by the shareholders.

Little Sheep is principally engaged in the design, sales and distribution of children’s wear in the PRC.

On December 28, 2005 Little Sheep and its shareholders executed a Stock Purchase Agreement and Plan of Reorganization with MediaG3, Inc. a Delaware corporation (“MediaG3”) whereby MediaG3 issued 2,500,000 of its restricted common stock for 100% of Little Sheep.

On September 30, 2005, the Company exited the development stage.

(B)

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)

Going concern

The accompanying financial statements have been prepared assuming that Little Sheep will continue as a going concern. The Company is newly established and has incurred operating losses since inception. The Company's continuance depends on its ability to raise additional capital.  There is no absolute assurance that the Company will be able to raise the needed capital to sustain its operation in the near future. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management's plan, in this regard, is to raise financing of approximately $850,000 in either equity or debt financing. Management believes this amount will be sufficient to finance the continuing operations for the next three years.

(D)

Cash and cash equivalents

For purpose of the statement of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than 3 months.

The total cash held by Little Sheep as of December 31, 2005 are not covered by insurance provided by the government or any insurance institutions. It is the opinion of management that the solvency of the referenced financial institutions is not of particular concern at this time.

F-24

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
NOTES TO FINANCIAL STATEMENTS

(E)

Accounts receivable

Little Sheep extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.  Accounts receivable were evaluated based upon the estimated collectibility of each individual account after considering subsequent collections and returns.  Valuation allowances of $246,360 and $26,293 were established for collectibility and sales returns, respectively.

(F)

Inventories

Inventories were valued based upon the lower of cost or market on a FIFO basis. A valuation account of $136,557 was established for returns and slow moving items.

(G)

Equipment

Plant and equipment are stated at cost, less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the asset’s estimated useful lives.  The estimated useful lives are as follows:

Machinery

10 years
Office equipment

3 years

(H)

Long-lived assets

Little Sheep accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”).  In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by Little Sheep are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value.

(I)

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosure About Fair Value of Financial Instruments,” requires certain disclosures regarding the fair value of financial instruments.  Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

(J)

Revenue recognition

Little Sheep’s revenue is derived from the sales of children’s wear in the PRC.  Revenue from sales of children’s wear are recognized upon delivery or shipment of the products, at which time title passes to the customer provided that:  there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable.

F-25

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
NOTES TO FINANCIAL STATEMENTS

Little Sheep’s merchant customers can return the merchandise in exchange for different merchandise at full value within 90 days. Returns are provided in the allowance for sales returns based upon the individual evaluation of each customer’s historical returns.

If a merchant customer can no longer operate its business due to causes beyond human control, such as war, major natural disaster and death, etc., then Little Sheep would take back the remaining merchandise at half the sales price.  No provision for returns under this provision has been made, since there is no evidence or history of impairment, nor are any potential losses reasonably estimable.

Little Sheep assesses collectibility based on a number of factors, including past transaction history with the customer and the credit worthiness of the customer.  Little Sheep generally does not request collateral from its customers.  If Little Sheep determines that collection of an account is not probable, it defers the amount and recognizes revenue at the time collection becomes probable, which is generally upon receipt of cash.

(K)

Income taxes

Little Sheep accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”).  Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

PRC income tax is computed according to the relevant laws and regulations in the PRC.  The income tax expense for the period from May 20, 2005 (inception) to December 31, 2005 was $225.  There was no U.S. tax due.

(L)

Foreign currency translation

The Company’s major operation is in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United States dollars (“US$”) and the Chinese Renminbi (“RMB”). On July 21, 2005, PRC allowed the RMB to fluctuate ending its decade-old valuation policy pegging the RMB to the US$. The new RMB rate reflects an approximately 2% increase in value against the US$. Historically, the PRC government has benchmarked the RMB exchange ratio against the US$, thereby mitigating the associated foreign currency exchange rate fluctuation risk. Little Sheep does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the PRC government continues to benchmark the RMB against the U.S. dollar.

The financial statements are translated into United States dollars (“US$”) using the closing rate method.  The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates.  The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the period.  All exchange differences are recorded within equity.

The translation gain recorded for the period from May 20, 2005 (inception) to December 31, 2005 was $8,187.

(M)

Recent accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs -- an amendment of ARB No. 43, Chapter 4 (“SFAS 151”) This statement clarifies the criteria of “abnormal amounts” of freight, handling costs, and spoilage that are required to be expensed as current period charges rather than deferred in inventory.  In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  SFAS 151 is effective for Little Sheep July 1, 2005.  Little Sheep does not expect the adoption of this statement will have any material impact on its results of operations or financial position.

F-26

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
NOTES TO FINANCIAL STATEMENTS

In December 2004, the FASB issued SFAS No. 123R Share-Based Payment (“SFAS 123R”), a revision to SFAS No. 123 Accounting for Stock-Based Compensation (“SFAS 123”), and superseding APB Opinion No. 25 Accounting for Stock Issued to Employees and its related implementation guidance.  SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions.  SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date.  Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.  Little Sheep has no equity-based compensation and, therefore, the guidelines of this statement are not applicable to Little Sheep.

In December 2004, the FASB issued SFAS no. 153, Exchanges of Non-monetary Assets an amendment of APB Opinion No. 29.  This Statement addresses the measurement of exchanges of non-monetary assets.  It eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Non-monetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance.  This Statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  Little Sheep does not expect the adoption of this statement will have any material impact on its results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections, which replaces APB Opinion No. 20 and SFAS No. 3.  SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005.  Little Sheep’s expected January 1, 2006 adoption of SFAS No. 154 is not expected to have any material impact on its results of operations or financial position.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements. FIN 48 requires that the Company determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority. If a tax position meets the “more likely than not” recognition criteria, FIN 48 requires the tax position be measured at the largest amount of benefit greater than 50 percent likely of being realized upon ultimate settlement. This accounting standard is effective for fiscal years beginning after December 15, 2006. The Company does not believe the effect, if any, of adopting FIN 48 will have a material impact on the Company’s financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which establishes a framework for measuring fair value and expands disclosures about the use of fair value measurements and liabilities in interim and annual reporting periods subsequent to initial recognition. Prior to the issuance of SFAS 157, which emphasizes that fair value is a market-based measurement and not an entity-specific measurement, there were different definitions of fair value and limited definitions for applying those definitions in GAAP. SFAS 157 is effective for the Company on a prospective basis for the reporting period beginning January 1, 2008. The Company does not believe the effect, if any, of adopting SFAS 157 will have a material impact on the Company’s financial position and results of operations.

2.

ACCOUNTS RECEIVABLE, NET

Accounts receivable at December 31, 2005 consisted of the following:

Accounts receivable	$492,645
Less: allowance for doubtful accounts	(246,360)
Less: allowance for sales returns	(26,293)
Accounts receivable, net	$219,992

F-27

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
NOTES TO FINANCIAL STATEMENTS

3.

INVENTORIES

Inventories at December 31, 2005 consisted of the following:

Finished goods	$336,502
Less: provision for obsolescence	(136,557)
$199,945

4.

OTHER CURRENT ASSETS

Other current assets at December 31, 2005 consisted of the following:

Advances to staff	$1,658
Trade deposits	7,292
Value added tax recoverable	9,197
$18,147

5.

EQUIPMENT, NET

The following is a summary of plant and equipment at December 31, 2005:

Machinery	$264,589
Office equipment	1,504
Total equipment	266,093
Less: accumulated depreciation	(10,834)
Plant and equipment, net	$255,259

Depreciation expense for the period from May 20, 2005 (inception) to December 31, 2005 was $11,089.

6.

OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables at December 31, 2005 consisted of the following:

Other payables	$95,575
Accrued staff welfare	3,283
Accrued staff salaries	2,877
Customer deposits	16,482
Tax payable	376
$118,593

7.

COMMITMENTS

Little Sheep leases office space and trademark use rights from third parties under operating leases, which expire on May 31, 2007 and October 6, 2013, respectively.  Accordingly, for the period from May 20, 2005 (inception) to December 31, 2005, Little Sheep recognized rental expense for its space and trademark use rights in the amount of $4,450 and $2,575, respectively.

F-28

SHANGHAI LITTLE SHEEP CHILDREN’S PRODUCT DEVELOPMENT LIMITED
NOTES TO FINANCIAL STATEMENTS

Minimum future payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of on year are as follows:

2007	$6,456
2008	456
2009	456
2010	456
Thereafter	2,128
$9,952

8.

SHAREHOLDER’S EQUITY

Retained earnings

Little Sheep is required to maintain a reserve fund, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on the after-tax net income determined in accordance with labor regulations of the People’s Republic of China. Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC labor regulations until the reserve is equal to 50% of the entities’ registered capital.  Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC labor regulations.  The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.  Restriction to the discretionary surplus reserve is made at the discretion of the Board of Directors.  During 2005, Little Sheep did not restrict any funds to the statutory surplus or the statutory public reserve funds.

9.

RELATED PARTY TRANSACTIONS

Little Sheep owed a shareholder $61,805 for short-term advances.  Interest is charged at 12% per annum on the amount owed.  Little Sheep owed a related company $30,903 for short-term advances.  Interest is charged at 12% per annum on the amount owned.

Little Sheep also owed a related company for web site design service in the amount of $3,708 as of December 31, 2005.

10.

CONCENTRATIONS AND RISKS

During 2005, 100% of Little Sheep’s revenue was earned and 100% of Little Sheep’s assets were located in China.

Little Sheep relied on a customer for approximately $211,000 representing in aggregate 37% of sales for the period from May 20, 2005 (inception) to December 31, 2005.  At December 31, 2005, accounts receivable from that customer totaled $211,104.

Little Sheep also relied on three suppliers for approximately $282,968, $150,726 and $94,537 respectively representing in aggregate 73% of purchases for the period from May 20, 2005 (inception) to December 31, 2005.  At December 31, 2005, accounts payable to those suppliers totaled $257,704.

F-29

5,357,003 Shares

Common Stock

Prospectus

February___, 2008

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permissible under Delaware law. Additionally, we intend to enter into indemnification agreements with each of our officers and directors, and therefore purchasers of these securities may have a more limited right of action than they would have except for this limitation in the certificate of incorporation and bylaws.  These agreements provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

Item 25.

Other Expenses of Issuance and Distribution

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee

$       631.59

Accounting fees and expenses

$  10,000.00

Legal fees and expenses

$  10,000.00

Printing

$    2,000.00

State securities fees

$    2,000.00

Transfer agent

$    2,000.00

Miscellaneous

$    3,368.41

   -------------

Total

$ 30,000.00

   ========

Item 26.

Recent Sales of Unregistered Securities

From March 17, 2005 to the date of this prospectus, we have sold the following unregistered securities:

On December 21, 2005 (inception of the Company), we sold an aggregate of 6,200,000 shares of our common stock to an aggregate of four individuals for aggregate considerations of $6,200.  The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

On December 28, 2005, we issued an aggregate of 4,750,000 shares of our common stock to an aggregate of nine individuals in consideration for the issued and outstanding stock of Little Sheep and Oriental Media.  The issuances were made in reliance on Regulation D promulgated under the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In October 2007, we issued an aggregate of 800,000 shares of common stock to a related party in consideration for the acquisition of all rights to the software we licensed from such party.  The issuance was made in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.  The recipient was an entity whose management had access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment purposes.

In November 2007, we issued to ADML an aggregate of 6,000,000 shares of our common stock in consideration for the acquisition of certain assets of ADML.  The issuance was made in reliance on Section 4(2) of the Securities Act

II-1

of 1933, as amended, and was made without general solicitation or advertising. The recipient was an entity whose management had access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment purposes.

In November 2007, we entered into a note and equity purchase agreement with an individual and issued a convertible promissory note in the original principal amount of $300,000.  The note bears interest at the rate of 10% per annum and matures in 12 months from the date of the note.  The holder of the note may, at his option, convert the outstanding principal and interest into common stock at the then market price.  The Company will also issue to the holder of the note shares of the Company’s common stock with an aggregate value equal to 10% of the principal amount of the note divided by $3.00 per share.  Such shares will be issued on the earlier to occur of (i) conversion of the note and (ii) maturity of the note.

In December 2007, we issued to three individuals and two entities an aggregate of 1,340,000 shares of our common stock in consideration for 94% of a Liechtenstein company.   The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

Item 27.

Exhibits

(a)(1) Our audited financial statements are included in the Prospectus.

(a)(2) The following exhibits are being filed herewith.

Exhibit Number	Description
3.1	Certificate of Incorporation (1)
3.2	Bylaws (1)
10.1	Oriental Media Stock Purchase Agreement (1)
10.2	Little Sheep Stock Purchase Agreement (1)
10.3	First Amendment to Little Sheep Stock Purchase Agreement (1)
10.5	Oriental Media License Agreement (1)
10.6	William Yuan Employment Agreement (1)
10.7	English Translation of Form of Little Sheep Brand Series Clothing Franchise Agreement (1)
10.8	Registration Rights Agreement
10.9	Investment Agreement
10.10	ADML Asset Purchase Agreement (2)
21.1	Subsidiaries of the Registrant (1)
23.1	Consent of Mayer Hoffman McCann P.C.
24.1	Power of Attorney(1)

* To be filed.

(1) Incorporated by reference to the registrant's Registration Statement, as amended, filed on February 13, 2007 (file no. 333-140640)

(2)Incorporated by reference to the registrant's Current Report on Form 8-K, filed on November 30, 2007.

Item 28.

Undertakings

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

II-2

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution

2.   For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

3.   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

 4. For determining liability of the undersigned small business issuer under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

 (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

 (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

 (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

 5.   Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

6.   In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B (§230.430B of this chapter):

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

II-3

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C (§230.430C of this chapter), include the following:

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of San Jose, State of California, on February 11, 2008.

MEDIAG3, Inc.,
A Delaware corporation

By:

/s/ William Yuan

William Yuan

Chief Executive Officer and Acting Chief Financial Officer

(Principal Financial and Accounting Officer)

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In accordance with the requirements of the Securities Act of 1933, this amendment to Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William Yuan (*)
William Yuan	Chief Executive Officer, Acting Chief Financial Officer (Principal Accounting Officer) And a Director	February 11, 2008
/s/ Steven Keating (*)
Steven Keating	Director	February 11, 2008
/s/ Robert McNamara (*)
Robert McNamara	Director	February 11, 2008
/s/ Cathryn S. Gawne (*)
Cathryn S. Gawne	Director	February 11, 2008

(*)By:/s/William Yuan

         William Yuan

         Attorney-in-Fact

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